UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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athenahealth, Inc.

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athenahealth, Inc.
311 Arsenal Street
Watertown, MA 02472

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, JUNE 12, 2008

Dear Stockholder:

The Annual Meeting of Stockholders of athenahealth, Inc. will be held on Thursday, June 12, 2008, at 5:00 p.m. Eastern Standard Time, at our facility located at 400 North Beacon Street, Watertown, Massachusetts 02472. The purpose of the meeting is the following:

1. To elect three (3) directors, Bryan E. Roberts, Jonathan Bush and Brandon H. Hull, to serve as Class I directors for a term of three (3) years and until their successors are duly elected and qualified, subject to earlier resignation or removal;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

The proxy statement fully describes these items. We have not received notice of other matters that may be properly presented at the meeting.

Only athenahealth, Inc. stockholders of record at the close of business on April 14, 2008, will be entitled to vote at the meeting.

We are taking advantage of the new Securities and Exchange Commission rule that allows issuers to furnish proxy materials to their stockholders on the Internet. The new rule allows us to provide our stockholders with the information they need for our annual meeting while lowering the costs of delivery and reducing the environmental impact of the meeting.

Your vote is important. Whether or not you are able to attend the meeting in person, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the meeting.

By order of the Board of Directors,

Jonathan Bush
Chairman of the Board of Directors, President and
Chief Executive Officer

Watertown, MA
April 25, 2008

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, JUNE 12, 2008

GENERAL INFORMATION

Our Board of Directors (the “Board of Directors”) has made this Proxy Statement and related materials available to you on the Internet, or at your request has delivered printed versions to you by mail, in connection with the Board of Directors’ solicitation of proxies for our 2008 Annual Meeting of Stockholders (the “Annual Meeting”), and any adjournment of the Annual Meeting. If you requested printed versions of these materials by mail, they will also include a proxy card for the Annual Meeting.

Pursuant to rules recently adopted by the Securities and Exchange Commission (“SEC”), we are providing access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners as of the record date. The mailing of the Notice to our stockholders is scheduled to begin on or about April 25, 2008. All stockholders will have the ability to access the proxy materials and the Annual Report on Form 10-K for the year ended December 31, 2007 on a website referred to in the Notice or request to receive a printed set of the proxy materials and the Annual Report on Form 10-K for the year ended December 31, 2007. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials and the Annual Report on Form 10-K for the year ended December 31, 2007 in printed form by mail or electronically by e-mail on an ongoing basis.

In this proxy, the terms “athena,” “athenahealth,” “we,” “us” and “our” refer to athenahealth, Inc. and its subsidiary, Athena Net India Pvt. Ltd., and any subsidiary that may be acquired or formed in the future. The mailing address of our principal executive office is c/o athenahealth, Inc., 311 Arsenal Street, Watertown, MA 02472.

Stockholders Entitled to Vote; Record Date

As of the close of business on April 14, 2008, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were outstanding 32,352,625 shares of common stock of the Company, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder. No shares of preferred stock of the Company were outstanding as of April 14, 2008.

Quorum; Abstentions; Broker Non-Votes

The Company’s Bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting; however, broker “non-votes” are not deemed to be “votes cast.” As a result, unlike abstentions or withheld votes, broker “non-votes” are not included in the tabulation of the voting results on proposals requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition of such proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting

In person.  If you are a stockholder of record, you may vote in person at the meeting. We will give you a ballot when you arrive. If you hold your shares through a bank or broker and wish to vote in person at the meeting, you must obtain a valid proxy from the firm that holds your shares.

By proxy.  If you do not wish to vote in person or will not be attending the meeting, you may vote by proxy. You can vote by proxy over the Internet or by telephone by following the instructions provided in the Notice, or if you requested printed copies of the proxy materials by mail, you can also vote by mail. If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

Revocability of proxy

You may revoke your proxy by (1) following the instructions on the Notice and entering a new vote by mail, telephone or over the Internet before the Annual Meeting, or (2) attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by the Secretary of the Company prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be hand delivered to the Secretary of the Company or should be sent to the Company’s principal executive offices, athenahealth, Inc., 311 Arsenal Street, Watertown, Massachusetts 02472, Attention: Corporate Secretary.

If a broker, bank or other nominee holds your shares, you must contact them in order to find out how to change your vote.

Expenses of Solicitation

athenahealth, Inc. is making this solicitation and will pay the entire cost of preparing and distributing the Notice and these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. Our officers and employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile, e-mail or otherwise. We have hired American Stock Transfer and Trust Company (“AST”) to assist us in the distribution of proxy materials and the solicitation of votes described above. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

Procedure for Submitting Stockholder Proposals

Stockholder proposals to be presented at the next annual meeting must be received in writing by the Secretary of the Company at the Company’s principal executive offices between February 13, 2009 and March 15, 2009 in order to be considered timely filed, unless the next annual meeting of stockholders is scheduled to take place before May 13, 2009 or after August 11, 2009. Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the Company must satisfy the requirements set forth in the advance notice provision under the Company’s Bylaws. Such provision states that in order for stockholder business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The advance notice requirements for the first annual meeting following the initial public offering of common stock of the Corporation are as follows: a stockholder’s notice shall be timely if delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to the scheduled date of such Annual Meeting or the 10th day following the day on which public announcement of the date of such Annual Meeting is first made or sent by the Corporation.

In addition, any stockholder proposal intended to be included in the Company’s proxy statement for the next annual meeting of stockholders of the Company must also satisfy the SEC regulations under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and be received not later than December 27, 2008. In the event the date of the annual meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before the Company begins to print and send its proxy materials. Upon such an occurrence, the Company will publicly announce the deadline for submitting a proposal by means of disclosure in a press release or in a document filed with the Securities and Exchange Commission.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of nine directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office until the third succeeding annual meeting and until successors of such class have been elected and qualified, subject to earlier resignation or removal.

The terms of the Class I directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the nominating and corporate governance committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are the current Class I members of the Board of Directors, Bryan E. Roberts, Jonathan Bush and Brandon H. Hull. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2011 and until their successors are elected and qualified, subject to earlier resignation or removal.

The names and certain information about the continuing directors in each of the three classes of the Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy in the form presented will be voted, unless otherwise indicated, for the election of the nominees for election as Class I directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in place of such nominee.

Nominees for Class I Directors

The names of the nominees for Class I directors and certain information about each are set forth below.

Name	Positions and Offices Held with the Company	Director Since	Age

Bryan E. Roberts	Director	2000	41
Jonathan Bush	Director, Chief Executive Officer, President and Chairman	1997	39
Brandon H. Hull	Director	1999	47

Bryan E. Roberts has served as a member of our Board of Directors since 2000. Dr. Roberts joined Venrock Associates, a venture capital investment firm, in 1997, served as a General Partner from 2001 to 2006, and is now a Managing General Partner. From 1989 to 1992, Dr. Roberts worked in the Corporate Finance Department of Kidder, Peabody & Co., a brokerage company. Dr. Roberts serves on the Board of Directors of several private companies. He received a Bachelor of Arts from Dartmouth University and a Ph.D. in chemistry and chemical biology from Harvard University.

Jonathan Bush is our Chief Executive Officer, President and Chairman. Mr. Bush co-founded athenahealth in 1997. Prior to joining athenahealth, Mr. Bush served as an EMT for the City of New Orleans, was trained as a medic in the U.S. Army, and worked as a management consultant with Booz Allen & Hamilton. Mr. Bush obtained a Bachelor of Arts in the College of Social Studies from Wesleyan University and an M.B.A. from Harvard Business School.

Brandon H. Hull has served as a member of our Board of Directors since 1999. Since October 1997, Mr. Hull has served as General Partner of Cardinal Partners, a venture capital firm that he co-founded that specializes in healthcare and life-sciences investments. From 1991 to 1997, Mr. Hull served as principal of the Edison Venture Fund. Mr. Hull serves on the boards of directors of Cardio Optics, Replication Medical, CodeRyte and FluidNet. Mr. Hull obtained his Bachelor of Arts from Wheaton College and his M.B.A. from The Wharton School at the University of Pennsylvania.

Vote Required and Board of Directors’ Recommendation

The three candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected directors of the Company to serve until their successors have been duly elected and qualified, subject to earlier resignation or removal.

The Board of Directors Recommends a Vote “FOR” the Nominees Listed Above.

Directors Not Standing for Election

The names and certain information about the continuing members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below.

			Class and Year
		Director	in Which Term
Name	Positions and Offices Held with the Company	Since	Will Expire	Age

Ann H. Lamont	Director	2001	Class II 2009	51
Richard N. Foster	Director	2005	Class II 2009	66
James L. Mann	Director	2006	Class II 2009	74
John A. Kane	Director	2007	Class III 2010	55
Ruben J. King-Shaw, Jr.	Director	2003	Class III 2010	46
Todd Y. Park	Director and Chief Athenista	2008	Class III 2010	35

Ann H. Lamont has served as a member of our Board of Directors since 2001. Ms. Lamont has been with Oak Investment Partners since 1982. She became a Managing Partner in 2006 and prior to that served as General Partner from 1986. Ms. Lamont leads the healthcare and financial services information technology teams at Oak. Prior to joining Oak, Ms. Lamont was a research associate with Hambrecht & Quist. Ms. Lamont serves on the boards of numerous private companies including CareMedic Systems, Inc., NetSpend Corporation, PharMedium, Franklin & Seidelmann, LLC, Pay Flex Systems USA, Inc., United BioSource Holding LLC and iHealth Technologies, Inc. Ms. Lamont currently serves on the Stanford University Board of Trustees and has also served on the Executive Board of the National Venture Capital Association. Ms. Lamont received her BA in Political Science from Stanford University.

Richard N. Foster has served as a member of our Board of Directors since 2005. Mr. Foster is the Managing Partner of Millbrook Management Group. Prior to joining Millbrook Management Group in 2004, Mr. Foster served as a Director of McKinsey & Company, Inc. During his 31 year tenure with McKinsey &

Company which began in 1973, Mr. Foster was elected principal (1977) and later Senior Partner and Director (1982), a position he maintained for 22 years. Before retiring from McKinsey & Company, Mr. Foster served as founder and Managing Director of McKinsey’s private equity practice. He also founded and led McKinsey’s technology and healthcare sectors. Mr. Foster is the author of Innovation: The Attacker’s Advantage (1986) and Creative Destruction (2001). He is a Member of the Board of Directors of Trust Company of the West, the Board of Cardax Pharmaceuticals, the Board of Memorial Sloan Kettering Institute, the Dean’s Advisory Committee of the Yale School of Medicine, the Council for Aid to Education, and the Council on Foreign Relations. Mr. Foster received his B.S., M.S. and Ph.D. in Engineering and Applied Science from Yale University.

James L. Mann has served as a member of our Board of Directors since 2006. Mr. Mann has served as Chairman of the Board of Directors of SunGard Data Systems Inc. from 1987 to 2005 and as Director from 1983 to 2005 and currently from 2006. Mr. Mann served as SunGard’s Chief Executive Officer from 1986 to 2002, President from 1986 to 2000 and Chief Operating Officer from 1983 to 1985. Since 2005, Mr. Mann has been employed by SunGard in an advisory capacity. Mr. Mann previously served as President and COO of Bradford National Corp. Mr. Mann obtained a Bachelor of Science in Business Administration from Wichita State University.

John A. Kane has served as a member of our Board of Directors since July 2007. Mr. Kane served as Senior Vice President, Finance and Administration, Chief Financial Officer and Treasurer of IDX Systems Corporation from May 2001 until it was acquired by GE Healthcare in 2006, and as the Vice President, Finance and Administration, Chief Financial Officer and Treasurer of IDX from October 1984, when he joined IDX. While at IDX, Mr. Kane guided the company through more than a dozen acquisitions and at various times, he managed the finance, facilities, legal, human resources and information systems functions for the company. Previous to his employment with IDX, Mr. Kane worked as an audit manager at Ernst & Young LLP, in Boston. Mr. Kane serves as a director of Merchants Bank, Spheris Inc. and several private organizations. Since his retirement from IDX in 2006, Mr. Kane has not been employed on a full-time basis and his principal occupations have consisted of the directorships mentioned in the preceding sentence. He earned a B.S. and Master of Accountancy from Brigham Young University.

Ruben J. King-Shaw, Jr. has served as a member of our Board of Directors since 2003 and was named Lead Director in 2007. Mr. King-Shaw, Jr. is the Chairman and CEO of Mansa Equity Partners, Inc., which he founded in 2005. From January 2003 to August 2003, Mr. King-Shaw, Jr. served as Senior Advisor to the Secretary of the Department of the Treasury. From July 2001 to April 2003, Mr. King-Shaw, Jr. served as Deputy Administrator and Chief Operating Officer of the U.S. Department of Health and Human Services Centers for Medicare and Medicaid Services (CMS). From January 1999 to July 2001, Mr. King-Shaw, Jr. served as Secretary of the Florida Agency for Health Care Administration. Before that, Mr. King-Shaw, Jr. was the Chief Operating Officer of Neighborhood Health Partnership, Inc. and the Executive Director of the JMH Health Plan. Mr. King-Shaw, Jr. serves on numerous boards of directors, including WellCare Health Plans, Inc. Mr. King-Shaw, Jr. is Vice Chairman of the University of Massachusetts Board of Trustees. Mr. King-Shaw, Jr. obtained a Bachelor of Science in Industrial and Labor Relations from Cornell University, a Master in Health Services Administration from Florida International University and a Master of International Business from the Chapman Graduate School of Business and the Center for International Studies in Madrid, Spain.

Todd Y. Park is our Chief Athenista and a Director.  Mr. Park co-founded athenahealth in 1997. As Chief Athenista, Mr. Park focuses on the long term corporate strategy of the Company and reports to the Chief Executive Officer. Mr. Park has served in various capacities prior to becoming Chief Athenista, most recently serving as our Executive Vice President and Chief Development Officer since February 2004. Prior to joining athenahealth, Mr. Park served as a management consultant with Booz Allen & Hamilton. Mr. Park obtained a Bachelor of Arts in Economics from Harvard University.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Independence

The Board of Directors has determined that each of the directors, except for Mr. Bush as Chief Executive Officer and Mr. Park as Chief Athenista, has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is “independent” within the meaning of the Company’s director independence standards and the director independence standards of The Nasdaq Stock Market Inc. (“NASDAQ”) and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Furthermore, the Board of Directors has determined that each member of each of the committees of the Board of Directors is independent within the meaning of the Company’s, NASDAQ’s and the SEC’s committee independence standards. In making that determination, the Board of Directors considered all relevant facts and circumstances, including but not limited to the director’s commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships.

In addition, at least a majority of the members of the Board of Directors meet the independence standards of the Marketplace Rules of the National Association of Securities Dealers, Inc. (“NASD”). At least annually, the Board of Directors will evaluate all relationships between the Company and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. The Board of Directors will make an annual determination whether each director is independent within the meaning of the Company’s, NASDAQ’s and the SEC’s independence standards.

Board Meetings and Director Communications

The Board of Directors meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring our Board of Directors’ approval. It also holds special meetings when an important matter requires action between scheduled meetings. Members of senior management regularly attend meetings to report on and discuss their areas of responsibility. During fiscal 2007, the Board of Directors held seven meetings and acted by unanimous written consent five times. The Board of Directors has three standing committees:

•	the audit committee, which held eight meetings in fiscal 2007

•	the compensation committee, which held five meetings in fiscal 2007

•	the nominating and corporate governance committee, which held six meetings in fiscal 2007

Each of the directors of our Board of Directors attended at least 75% of the aggregate of all meetings of our Board of Directors and all meetings of committees of our Board of Directors upon which they served (during the periods that they served) during the fiscal year 2007. It is the Company’s policy that members of our Board of Directors are encouraged to attend annual meetings of the stockholders of the Company. In 2007, in connection with our initial public offering, our stockholders acted by written consent in lieu of an annual meeting. The table below shows the composition of the committees of the Board of Directors.

The Board of Directors intends to hold executive sessions of the independent directors at least once per year. Executive sessions do not include the employee directors of the Company. The lead director, Ruben J. King-Shaw, Jr., presides as chair of such executive sessions. In order that interested parties may be able to make their concerns known to the independent directors, the Company uses the method described below for such parties to communicate directly and confidentially with the lead director or with the independent directors as a group.

The Board of Directors provides to every securityholder the ability to communicate with the Board of Directors, as a whole, and with individual directors on the Board of Directors through an established process for securityholder communication. For a securityholder communication directed to the Board of Directors as a whole, securityholders may send such communication to the attention of the Chairman of the Board of Directors via U.S. Mail or Expedited Delivery Service to:

c/o athenahealth, Inc.
311 Arsenal St.
Watertown, MA 02472
Attn: Chairman of the Board of Directors.

For a securityholder communication directed to an individual director in his or her capacity as a member of the Board of Directors, securityholders may send such communication to the attention of the individual director via U.S. Mail or Expedited Delivery Service to:

c/o athenahealth, Inc.
311 Arsenal St.
Watertown, MA 02472
Attn: Ruben J. King-Shaw, Jr.

The Company will forward by U.S. Mail any such securityholder communication to each director, and the Chairman of the Board of Directors in his or her capacity as a representative of the Board of Directors, to whom such securityholder communication is addressed to the address specified by each such director and the Chairman of the Board of Directors, unless there are safety or security concerns that mitigate against further transmission.

Code of Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The current version of the Code of Business Conduct and Ethics is available on our Internet site at http://www.athenahealth.com/about-us/vision-and-mission.php. A copy of the Code of Business Conduct and Ethics may also be obtained, free of charge, from the Company upon a request directed to: athenahealth, Inc., 311 Arsenal St., Watertown, MA 02472, Attention: General Counsel. The Company intends to disclose any amendment or waiver of a provision of the Code of Business Conduct and Ethics that applies to its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on its website available at http://www.athenahealth.com and/or in our public filings with the Securities and Exchange Commission.

Corporate Governance Guidelines

The Board of Directors of the Company has adopted corporate governance guidelines to assist and guide the Board of Directors in the exercise of its responsibilities. These guidelines should be interpreted in accordance with any requirements imposed by applicable federal or state law or regulation, the NASDAQ and the Certificate of Incorporation and By-Laws of the Company. The Company’s corporate governance guidelines are available in the Corporate Governance section of the Company’s website at http://investors.athenahealth.com/governance.cfm/. Although these corporate governance guidelines have been approved by the Board of Directors, it is expected that these guidelines will evolve over time as customary practice and legal requirements change. In particular, guidelines that encompass legal, regulatory or exchange requirements as they currently exist will be deemed to be modified as and to the extent such legal, regulatory or exchange requirements are modified. In addition, the guidelines may also be amended by the Board of Directors at any time as it deems appropriate.

The Board of Directors has also adopted a written charter for each of the three standing committees of the Board of Directors: the audit committee, the compensation committee and the nominating and corporate governance committee. Each committee charter is available in the Corporate Governance section of the Company’s website at http://investors.athenahealth.com/governance.cfm/.

Committees

Our By-Laws provide that the Board of Directors may delegate responsibility to committees. During 2007, the Board had three standing committees: an audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, a compensation committee, and a nominating and corporate governance committee. In addition, in connection with our September 19, 2007 initial public offering we established a pricing committee which held one meeting and is no longer active. The membership of each of the audit committee, the compensation committee and the nominating and corporate governance committee is composed entirely of independent directors. In addition, the members of the audit committee meet the heightened standards of independence for audit committee members required by SEC rules and NASDAQ rules.

Audit Committee.  Messrs. Kane, King-Shaw, Jr., Hull and Roberts currently serve on the audit committee. Mr. Kane is the chairman of our audit committee. The Board of Directors has also determined that each member of the audit committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards and the SEC’s heightened director independence standards for audit committee members, including Rule 10A-3(b)(1) under the Exchange Act. The Company has determined that each of the members of the audit committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Kane is an “audit committee financial expert” as defined in the Exchange Act. The audit committee’s responsibilities include:

•	overseeing our regulatory compliance programs and procedures;

•	appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns; and

•	preparing the audit committee report required by Securities and Exchange Commission rules to be included in our annual proxy statement.

Under the Exchange Act and NASDAQ rules, the members of our audit committee must be independent, as defined thereunder. Mr. Roberts may be deemed to fall outside the non-exclusive safe harbor provision provided by these rules, under which persons that beneficially own 10% or fewer shares of our common stock are presumptively deemed to be independent. Our Board of Directors has determined that Mr. Roberts is independent under these rules, notwithstanding this non-exclusive safe harbor.

Compensation Committee.  Messrs. Mann and Foster and Ms. Lamont currently serve on the compensation committee. Mr. Mann is the chairman of our compensation committee. The Board of Directors has determined that each member of the compensation committee is independent within the meaning of the

Company’s and NASDAQ’s director independence standards. The compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and determining the compensation of our chief executive officer;

•	reviewing and approving the compensation of all our other officers;

•	overseeing and administering our employment agreements, severance arrangements, compensation, welfare, benefit and pension plans and similar plans; and

•	reviewing and making recommendations to the Board of Directors with respect to director compensation.

The compensation committee may delegate its authority to one or more subcommittees or to one member of the compensation committee. The compensation committee has the authority to engage independent advisors to assist it in carrying out its responsibilities and the sole authority to approve any such advisor’s fees and other retention terms.

Nominating and Corporate Governance Committee.  Messrs. Foster and Mann and Ms. Lamont currently serve on the nominating and corporate governance committee. Mr. Foster is the chairman of our nominating and corporate governance committee. The Board of Directors has determined each member of the nominating and corporate governance committee is independent within the meaning of the Company’s, NASDAQ’s, and the SEC’s director independence standards. The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for selecting Board of Directors and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become Board of Directors members;

•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the Board of Directors’ committees;

•	developing and recommending to the Board of Directors a code of business conduct and ethics and a set of corporate governance guidelines;

•	conducting appropriate review of all related party transactions; and

•	overseeing the evaluation of the Board of Directors, its committees and management.

Minimum Qualifications.  The nominating and corporate governance committee will consider these and other qualifications, skills and attributes when recommending candidates for the Board of Directors’ selection as nominees for the Board of Directors and as candidates for appointment to the Board of Directors’ committees. The nominee shall:

•	have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing;

•	be highly accomplished in his or her respective field, with superior credentials and recognition;

•	exhibit high standards of integrity, commitment and independence of thought and judgment;

•	have significant business or professional experience or have demonstrated an exceptional understanding of the Company’s Industry or other disciplines relevant to the business of the Company;

•	have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve; and

•	to the extent such nominee serves or has previously served on other boards, the nominee shall have a demonstrated history of actively contributing at board meetings.

In identifying and evaluating proposed director candidates, the nominating and corporate governance committee may consider, in addition to the minimum qualifications and other criteria for Board of Directors membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence and the needs of the Board of Directors.

Director Candidate Recommendations.  Stockholders may submit recommendations for director candidates to the nominating and corporate governance committee by sending the individual’s name and qualifications to the Secretary of the Company athenahealth, Inc., 311 Arsenal St, Watertown MA 02472, who will forward all recommendations to the nominating and corporate governance committee. The nominating and corporate governance committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management. Our policy governing director nominations is available on the corporate governance section of our website at http://investors.athenahealth.com/governance.cfm.

Compensation Committee Interlocks and Insider Participation

During 2007, Messrs. Mann and Foster and Ms. Lamont served as members of our compensation committee. No member of the compensation committee was an employee or former employee of our company or any of our subsidiaries, or had any relationship with us requiring disclosure herein.

During the last year, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee; (ii) a director of another entity, one of whose executive officers served on our compensation committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director on our Board of Directors.

Director Compensation

Director Compensation Policy

We reimburse each member of our Board of Directors for reasonable travel and other expenses in connection with attending meetings of the Board of Directors or committees thereof.

Messrs. Foster, King-Shaw, Jr. and Mann have each been granted options for 60,000 shares upon their election to the Board of Directors. Mr. Kane has been granted options for 80,000 shares upon his election to the Board of Directors.

In October 2007, our Board of Directors approved a director compensation policy. Our current eligible directors, Messrs. King-Shaw, Jr., Foster, Kane, and Mann will be paid the annual cash retainers set forth in the table below, payable quarterly in arrears and pro-rated for any partial period. Previous to the director compensation policy adopted in October of 2007, our director compensation was determined when the director was elected to the Board of Directors. Since we expect a significant amount of the Board of Directors’ work to occur in committees and for that workload to vary by committee, we have set separate amounts of cash compensation for each of the Board of Directors’ committee chairs.

Position	Annual Retainer

Director	$30,000 per year(1)
Lead Director	$10,000 per year additional
Chairman of Audit Committee	$20,000 per year additional
Chairman of Other Standing Committee	$10,000 per year additional

(1)	Amount reduced $2,500 for each in-person meeting missed and $1,500 for each in-person meeting attended by phone.

The following table sets forth a summary of the compensation earned by our directors and/or paid to our directors under certain agreements and the compensation policy adopted in October, 2007. Mr. Kane joined our Board of Directors in July 2007.

Director Compensation Table

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)(1)	($)	($)(2)	($)	($)	($)	($)

Richard N. Foster	17,500	—	—	—	—	—	17,500
Ruben J. King-Shaw, Jr.	17,500	—	—	—	—	—	17,500
James L. Mann	17,500	—	—	—	—	—	17,500
John A. Kane	25,000	—	99,836	—	—	—	124,836
John F. Kenny, Jr.(3)	2,500	—	28,787	—	—	—	31,287

(1)	Represents fees earned in 2007 pursuant to our director compensation policies described above.

(2)	Represents stock-based compensation expense for fiscal 2007 for stock option awards granted in 2007 to Messrs. Kane and Kenny. Stock-based compensation expense for these awards was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the related awards. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal 2007. On July 26, 2007, we awarded Mr. Kane stock option awards to purchase 80,000 shares of our common stock at an exercise price of $15.27 per share, which vests quarterly over a four year period. At December 31, 2007, there was approximately $726,932 of unamortized stock-based compensation expense related to these awards excluding our estimate of forfeitures, which will be amortized over the remaining vesting period of the awards.

(3)	John F. Kenny, Jr. resigned from the Board of Directors on June 11, 2007. On February 7, 2007, we awarded Mr. Kenny a stock option award to purchase 60,000 shares of our common stock at an exercise price of $7.20 per share, which vests quarterly over a four year period. The vested portion of this stock option cancelled 90 days after Mr. Kenny’s last day of service, and all unvested portions of this grant were cancelled immediately upon resignation.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the audit committee, the Board of Directors has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The Board of Directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the audit committee determines that such a change would be in our stockholders’ best interests.

Deloitte & Touche LLP has audited our financial statements for the period from January 1, 2002 to the fiscal year ended December 31, 2007. We expect representatives of Deloitte & Touche LLP to be present at the Annual Meeting and available to respond to appropriate questions. They will have the opportunity to make a statement if they desire to do so.

Engagement Letter and Fee Disclosure

In connection with the audit of the 2007 financial statements, our audit committee entered into an engagement agreement with Deloitte & Touche LLP which sets forth the terms of Deloitte & Touche LLP’s audit engagement. Among other things, the agreement is subject to alternative dispute resolution procedures and a mutual exclusion of punitive, exemplary or other damages not based on either party’s actual damages.

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Deloitte & Touche LLP for the fiscal years ended December 31, 2006 and 2007.

	Fiscal 2007	Fiscal 2006

Audit Fees	$1,147,582	$194,790
Audit-Related Fees	114,472	—
Tax Fees	65,000	63,130
All Other Fees	—	—

Total	1,327,054	257,920

Audit Fees.  Audit fees for both years consisted of audit work performed as well as work generally only the independent auditor can reasonably be expected to provide. This amount for Fiscal 2007 included $779,082 of costs associated with the Registration Statement on Form S-1 relating to our initial public offering.

Audit-Related Fees.  Audit-related fees consisted principally of various consulting work relating to SAS-70 preparation work.

Tax Fees.  Tax fees consisted principally of assistance with matters related to tax compliance and reporting.

All Other Fees.  There were no other fees for Fiscal 2006 or Fiscal 2007.

Pre-Approval of Audit and Non-Audit Services

The SEC’s rules permit the audit committee to pre-approve such services by establishing policies and procedures for audit and non-audit services, provided that the policies and procedures are detailed as to the particular service, the audit committee is informed of each service, and such policies and procedures do not result in the delegation of the audit committee’s responsibilities to management. Accordingly in July of 2007, the audit committee approved the Audit Committee Pre-Approval Policy for Audit and Non-Audit Services (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be pre-approved. Unless a type of service has been pre-approved pursuant to the Policy, it must be separately pre-approved by the audit committee before it may be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts also require separate pre-approval by the audit committee.

The Policy describes in detail the audit, audit-related, tax and all other services that have the pre-approval of the audit committee. The Policy is designed to allow the audit committee to make a well-reasoned assessment of the impact of the services for which pre-approval is being sought on the auditor’s independence. The term of any pre-approval under the Policy is 12 months from the date of pre-approval, unless the audit committee considers a different period and specifically states otherwise. The audit committee will periodically revise the list of services pre-approved pursuant to the Policy, based on subsequent determinations. The audit committee does not delegate its’ responsibilities to pre-approve services performed by the independent auditor to management.

As provided in the SEC’s rules, the audit committee may delegate pre-approval authority to one or more of its independent members. In the event that time constraints require pre-approval prior to the audit committee’s next scheduled meeting, the chairperson of the audit committee has the authority to grant such pre-approval, provided that the chairperson is independent, and, in accordance with the Policy, will report such a pre-approval decision to the audit committee at the next scheduled meeting.

All Deloitte & Touche LLP services and fees in fiscal 2007 were pre-approved by the audit committee. The fees for the year end audit were approved by the Chair of the audit committee, Mr. Kane, as authorized by the audit committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.

The Board of Directors Recommends a Vote “FOR” Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information known to us regarding beneficial ownership of our common stock as of April 14, 2008, for:

•	each person known by us to be the beneficial owner of more than five percent of our common stock;

•	our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 32,352,625 shares of common stock outstanding as of April 14, 2008. Options to purchase shares of our common stock that are exercisable within 60 days of April 14, 2008, are deemed to be beneficially owned by the persons holding these options for the purpose of computing percentage ownership of that person, but are not treated as outstanding for the purpose of computing any other person’s ownership percentage.

	Number of Shares	Percent of
Name of Beneficial Owner(1)	Beneficially Owned	Class

Entities Affiliated with Oak Investment Partners(2) One Gorham Island Westport, CT 06880	2,947,568	9.1%
Entities Affiliated with Draper Fisher Jurvetson(3) 2882 Sand Hill Road Suite 150 Menlo Park, CA 94205	1,985,105	6.1%
Entities Affiliated with Venrock Associates(4) 2424 Sand Hill Road Suite 300 Menlo Park, CA 94205	3,945,024	12.2%
Entities Affiliated with Cardinal Partners(5) 600 Alexander Park Suite 204 Princeton, NJ 08540	2,154,550	6.7%
FMR LLC(6) 82 Devonshire Street Boston, MA 02109	2,077,945	6.4%
Directors and Executive Officers
Jonathan Bush(7)	1,473,786	4.4%
Carl B. Byers(8)	370,200	1.1%
Todd Y. Park(9)	1,508,650	4.6%
Christopher E. Nolin(10)	224,700	*
James M. MacDonald(11)	341,500	1.0%
Ruben J. King-Shaw, Jr.(12)	90,000	*
Richard N. Foster(13)	37,500	*
Brandon H. Hull(14)	2,173,209	6.7%
John A. Kane(15)	80,000	*
Ann H. Lamont(16)	2,949,639	9.1%
James L. Mann(17)	30,000	*
Bryan E. Roberts(4)	3,945,024	12.2%
All executive officers and directors as a group(15 persons)(18)	13,831,408	42.8%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o athenahealth, Inc., 311 Arsenal Street, Watertown, Massachusetts 02472

(2)	Based on a Form 4 filed with the SEC on March 27, 2008, consists of 2,808,503 shares held by Oak Investment Partners IX, Limited Partnership, 42,761 shares held by Oak IX Affiliates Fund, Limited Partnership and 96,304 shares held by Oak IX Affiliates Fund-A, Limited Partnership.

(3)	Based on (i) a Form 4 filed with the SEC on March 24, 2008 reporting the beneficial ownership of 1,842,150 shares of common stock by Draper Fisher Jurvetson Fund VI, L.P. and 134,358 shares of common stock by Draper Fisher Jurvetson Partners VI, LLC; and (ii) a Schedule 13G filed on February 7, 2008 reporting the beneficial ownership of 8,597 shares of common stock by Draper Associates, L.P. Draper Fisher Jurvetson

Fund VI, L.P. is a California Limited Partnership (the “Fund”). Its general partner, Draper Fisher Jurvetson Management Company VI, LLC, a California Limited Liability Company (the “General Partner”), controls the investing and voting power of the shares held by the Fund. The General Partner is controlled by a majority vote of its three managing members: Timothy C. Draper, John H.N. Fisher and Steven T. Jurvetson. Draper Fisher Jurvetson Partners VI, LLC, is a California Limited Liability Company. The investing and voting power of the shares held by Partners VI is controlled by a majority vote of its three Managing Members: Timothy C. Draper, John H.N. Fisher and Steven T. Jurvetson. Draper Associates, L.P. is a California Limited Partnership and a Small Business Investment Company, regulated by the Small Business Administration. The investing and voting power of the shares held by Draper Associates, L.P. is controlled by its general partner, Draper Associates, Inc., a California Corporation. Draper Associates, Inc. is controlled by its President and majority shareholder, Timothy C. Draper.

(4)	Based solely on a Schedule 13G filed on February 14, 2008 by Venrock Associates, Venrock Associates II, L.P., and Venrock Entrepreneurs Fund, L.P. The entities reported the following beneficial ownership: (i) 1,547,857 shares of common stock owned by Venrock Associates; (ii) 2,227,406 shares of common stock owned by Venrock Associates II, L.P.; and (iii) 169,761 shares of common stock owned by Venrock Entrepreneurs Fund, L.P. Each of the Venrock Entities has the shared power to vote or to direct the vote of 3,945,024 shares of the common stock and shared power to dispose or to direct the disposition of 3,945,024 shares of the common stock. Mr. Roberts is a managing general partner of Venrock Associates. As such, Mr. Roberts may be deemed to share voting and investment power with respect to all shares held by such entity. Mr. Roberts disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any.

(5)	Based on a Form 4 filed with the SEC on April 3, 2008, consists of 1,225,796 shares held by Cardinal Health Partners, L.P. and 928,754 held by CHP II L.P.

(6)	Based solely upon a Schedule 13G filed with the SEC on February 14, 2008, FMR LLC reported that Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,077,845 shares owned by the Funds.

(7)	Includes 856,386 shares of common stock issuable to Mr. Bush upon exercise of stock options. Includes 617,400 shares of common stock owned by Mr. Bush and pledged to Merrill Lynch as security for a personal loan. Excludes 15,000 shares held by the Jonathan J. Bush, Jr. 2007 Grantor Retained Annuity Trust, the beneficiaries of which are Mr. Bush and certain of his children. Todd Park serves as trustee of this trust and has sole voting and dispositive power over such shares. Excludes 250,000 shares held by a trust for the benefit of certain of Mr. Bush’s children of which Todd Park and Mr. Park’s wife serve as co-trustees, who together acting by unanimous consent have sole voting and dispositive power over such shares.

(8)	Includes 50,000 shares of common stock issuable to Mr. Byers upon exercise of stock options. In connection with a line of credit loan to Mr. Byers of $100,000 by Silicon Valley Bank, Mr. Byers has undertaken not to pledge any shares of athenahealth, Inc. without consent of such bank.

(9)	Includes 300,000 shares of common stock issuable to Mr. Park upon exercise of stock options. Includes 15,000 shares held by the Jonathan J. Bush, Jr. 2007 Grantor Retained Annuity Trust, the beneficiaries of which are Mr. Bush and certain of his children. Todd Park serves as trustee of this trust and has sole voting and dispositive power over such shares. Includes 250,000 shares held by a trust for the benefit of certain of Mr. Bush’s children of which Todd Park and Mr. Park’s wife serve as co-trustees, who together acting by unanimous consent have sole voting and dispositive power over such shares.

(10)	Includes 58,000 shares of common stock issuable to Mr. Nolin upon exercise of stock options. Also, includes 166,700 shares held by the Nolin Investment Trust. Each of Mr. Nolin and his wife are beneficiaries and trustees of such trust, each with independent power as trustee to vote and dispose of all of such shares.

(11)	Includes 316,500 shares of common stock issuable to Mr. MacDonald upon exercise of stock options.

(12)	Includes 60,000 shares of common stock issuable to Mr. King-Shaw, Jr. upon exercise of stock options. Includes 30,000 shares held by Mansa Equity Partners, Inc. Mr. King-Shaw, Jr., as chief executive officer of Mansa Equity Partners, Inc., holds voting and dispositive power for these shares.

(13)	Includes 37,500 shares of common stock issuable to Mr. Foster upon exercise of stock options.

(14)	Includes the shares of Cardinal Health Partners, L.P.(“Fund I”) and CHP II L.P.(“Fund II”) described in footnote 5 and 18,659 shares held directly by Mr. Hull. Cardinal Health Partners Management, LLC is the General Partner of Fund I. CHP II Management LLC is the General Partner of Fund II. John K. Clarke, Brandon H. Hull, Lisa Skeete Tatum and John J. Park are the managing members of CHP II Management, LLC and Cardinal Health Partners Management, LLC. As such, Mr. Hull may be deemed to share voting and investment power with respect to all shares held by Fund I and Fund II.

(15)	Includes 80,000 shares of common stock issuable to Mr. Kane upon exercise of stock options.

(16)	Includes the shares of shares held by Oak Investment Partners IX, Limited Partnership, Oak IX Affiliates Fund, Limited Partnership and Oak IX Affiliates Fund-A, Limited Partnership described in footnote 2 and 2,071 shares held directly by Ms. Lamont. Ms. Lamont is a managing director of Oak Investment Partners. As such, Ms. Lamont may be deemed to share voting and investment power with respect to all shares held by such entity.

(17)	Includes 30,000 shares of common stock issuable to Mr. Mann upon exercise of stock options.

(18)	Includes an aggregate of 2,108,386 shares of common stock issuable upon exercise of stock options held by 15 of our executive officers and directors.

COMMITTEE REPORTS

The following reports by our Compensation Committee and Audit Committee shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. The reports shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Audit Committee Report

The audit committee operates under a written charter, approved by the Board of Directors, which provides that its responsibilities include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company’s independent registered public accounting firm, Deloitte & Touche LLP, including reviewing their independence, reviewing and approving the planned scope of the Company’s annual audit, reviewing and pre-approving any non-audit services that may be performed by Deloitte & Touche LLP, the oversight of the Company’s internal audit function, reviewing with management and the Company’s independent registered public accounting firm the adequacy of internal financial controls, and reviewing the Company’s critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles.

The audit committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. Deloitte & Touche LLP is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). The audit committee’s main responsibility is to monitor and oversee this process.

The audit committee reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2007 with management. The audit committee discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Required Communication with audit committees). The audit committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 as adopted by the Public Company Accounting Oversight Board, and has discussed with the registered independent accountant the independent accountant’s independence.

The audit committee considered any fees paid to Deloitte & Touche LLP for the provision of non-audit related services and does not believe that these fees compromise Deloitte & Touche LLP’s independence in performing the audit.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

John A. Kane (Chair)
Brandon H. Hull
Ruben J. King-Shaw, Jr.
Bryan E. Roberts

Compensation Committee Report

We, the compensation committee of the Board of Directors of athenahealth, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management.

Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the fiscal year ending December 31, 2007.

THE COMPENSATION COMMITTEE

James L. Mann (Chair)
Richard N. Foster
Ann H. Lamont

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

Our named executive officers, or NEOs, include the individuals who served as our chief executive officer and chief financial officer, as well as our three most highly compensated executive officers (other than our chief executive officer and chief financial officer) who served in such capacities during 2007. For 2007, our NEOs were:

•	Jonathan Bush, Chief Executive Officer, President and Chairman;

•	Carl B. Byers, Senior Vice President, Chief Financial Officer and Treasurer;

•	Todd Y. Park, Executive Vice President and Chief Development Officer;

•	Christopher E. Nolin, Senior Vice President, General Counsel and Secretary; and

•	James M. MacDonald, Senior Vice President and Chief Operating Officer.

Effective January 1, 2008, Mr. Park was elected to the Board of Directors and transitioned from a NEO to the role of Chief Athenista. In connection with his new role, Mr. Park will focus on long-term strategy and will no longer have responsibility for day-to-day management affairs.

Evolution of Our Compensation Approach

Our compensation approach is necessarily tied to our stage of development as a company. Historically, compensation decisions for our executive officers were approved by our Board of Directors upon the recommendation of our compensation committee, which in turn relied upon the recommendation of our Chief Executive Officer. As discussed below, in some cases, the recommendation of our Chief Executive Officer was largely discretionary, based on his subjective assessment of the particular executive. As we gain experience as a public company, we expect that the specific direction, emphasis and components of our executive compensation program will continue to evolve. For example, over time, we expect to reduce our reliance upon subjective determinations made by our Chief Executive Officer in favor of a more empirically based approach that involves benchmarking the compensation paid to our executive officers against peer companies that we identify and the use of clearly defined, objective targets to determine incentive compensation awards. We may also reduce our executive compensation program’s emphasis on stock options as a long-term incentive component in favor of other forms of equity compensation such as restricted stock awards. Anticipating these changes, beginning in 2007 we engaged a compensation consultant to more proactively assist our compensation committee in continuing to develop our executive compensation program, and in the future we may look to assistance from this or other outside consultants and to programs implemented by comparable public companies in refining our compensation approach.

Our Executive Compensation Philosophy and Objectives

We have designed our executive compensation program to attract, retain and motivate highly qualified executives and to align their interests with the interests of our stockholders. Our business model is based on our ability to establish long-term relationships with clients and to maintain our strong mission, client focus, entrepreneurial spirit and team orientation. We have sought to create an executive compensation package that balances short-term versus long-term components, cash versus equity elements and fixed versus contingent payments, in ways we believe are most appropriate to motivate senior management and reward them for achieving the following goals:

•	develop a culture that embodies a passion for our business, creative contribution and a drive to achieve established goals and objectives;

•	provide leadership to the organization in such a way as to maximize the results of our business operations;

•	lead us by demonstrating forward thinking in the operation, development and expansion of our business;

•	effectively manage organizational resources to derive the greatest value possible from each dollar invested; and

•	take strategic advantage of the market opportunity to expand and grow our business.

We believe that having a compensation program designed to align executive officers to achieve business results and to reinforce accountability is the cornerstone to successfully implement and achieve our strategic plan. In determining the compensation of our executive officers, we are guided by the following key principles:

•	Competition. Compensation should reflect the competitive marketplace, so we can retain, attract and motivate talented executives.

•	Accountability for Business Performance. Compensation should be tied to financial performance, so that executives are held accountable through their compensation for contributions to the performance of the company as a whole through the performance of the businesses for which they are responsible.

•	Accountability for Individual Performance. Compensation should be tied to the individual’s performance to encourage and reflect individual contributions to our performance. We consider individual performance as well as performance of the businesses and responsibility areas that an individual oversees, and weigh these factors as appropriate in assessing a particular individual’s performance.

•	Alignment with Stockholder Interests. Compensation should be tied to our financial performance through equity awards to align executives’ interests with those of our stockholders.

Our executive compensation structure not only aims to be competitive in our industry, but also to be fair relative to compensation paid to other professionals within our organization, relative to our short-term and long-term performance and relative to the value we deliver to our stockholders. We seek to maintain a performance-oriented culture and a compensation approach that rewards our executive officers when we achieve our goals and objectives, while putting at risk an appropriate portion of their compensation against the possibility that our goals and objectives may not be achieved.

Determination of Executive Compensation Awards

Historically, compensation decisions for our executive officers were approved by our Board of Directors upon the recommendation of our compensation committee, which in turn relied upon the recommendation of our Chief Executive Officer. We have traditionally placed significant emphasis on the recommendation of our Chief Executive Officer with respect to the determination of executive compensation (other than his own), in particular with respect to the determination of base salary, cash incentive and equity incentive awards, and typically followed such recommendations as presented by our Chief Executive Officer. Currently, our compensation committee is responsible for administering our executive compensation program, although we continue to rely, in part, upon the advice and recommendations of our Chief Executive Officer, particularly with respect to those executive officers that report directly to him.

For purposes of determining our executive officer compensation in 2007, we considered the following factors: our understanding of the amount of compensation generally paid by professional service firms or similarly situated companies to their executives with similar roles and responsibilities; the roles and responsibilities of our executives; the individual experience and skills of, and expected contributions from, our executives; the amounts of compensation being paid to our other executives; our executives’ historical compensation at our company; an assessment of the professional effectiveness and capabilities of the executive officer; the performance of the executive officer against the corporate and other scorecards used to determine incentive compensation; and the performance of our company departments and the company as a whole against the departmental and company-wide scorecards. While we have not used any formula to determine compensation based on these factors, we have placed the most emphasis in determining compensation on our understanding of the amount of compensation generally paid by professional service firms or similarly situated companies to their executives with similar roles and responsibilities and the subjective assessment of the professional effectiveness and capabilities of the executive officer. Our understanding of the amount of compensation generally paid by professional service firms or by similarly situated companies has been based on our compensation committee’s and CEO’s own business judgment and collective experience in such matters.

Beginning in January 2007, our management engaged and retained Axiom Consulting Partners, a compensation consultant, to conduct an assessment of our current executive compensation practices for our NEOs. This market survey compared the compensation paid to our Chief Executive Officer and our other NEOs to executives at similar management levels and functions at over fifty software, information technology services or other technology oriented companies, located in metropolitan areas, that had annual revenue of between approximately $100 million and $200 million.

Also in early 2007, the compensation committee established a general goal to pay our NEOs, in subsequent years, at the 60th percentile of the market survey results for base salary compensation, at the 60th percentile for total cash compensation (i.e., base salary plus cash incentives awards) for achievement of pre-defined performance objectives (as set forth below) and at the 75th percentile for total cash compensation for superior achievement in excess of these pre-defined objectives (as set forth below). For NEOs other than our Chief Executive Officer, the pre-defined performance objectives were established in the form of corporate and similar scorecards, as described below. In the case of our Chief Executive Officer, the pre-defined performance objectives were established in the form of specified financial targets, as described below. The percentile rankings are made with reference to compensation paid to executives at similar management levels and functions. Although the compensation committee established this executive compensation objective in 2007, as described below, it did not adjust 2007 base salary and total cash compensation for all of our NEOs to the 60th percentile or 75th percentile, as applicable. For 2008 compensation, the compensation committee has met or exceeded this objective for most NEOs with respect to base salary and has met or exceeded this objective for all NEOs with respect to total cash compensation as our annual revenue has approached the level of annual revenue of the companies in the Axiom market survey.

Components of our Executive Compensation Program

Our executive compensation program currently consists of three components:

•	base salary;

•	cash incentives linked to corporate (or in some cases individual) performance, paid in some cases quarterly installments or in the case of the CEO annually; and

•	periodic grants of long-term stock-based compensation, such as stock options.

Our compensation philosophies with respect to each of these elements, including the basis for the compensation awarded to each of our executive officers, are discussed below. In addition, although each element of compensation described below is considered separately, the compensation committee takes into account the aggregate compensation package for each individual in its determination of each individual component of that package. The committee’s philosophy is to put significant weight on those aspects of compensation tied to performance, such as annual cash incentives based on measurable performance objectives and long-term incentives in the form of stock options.

Base Salary

The base salary of our NEOs is reviewed on an annual basis. In 2007, adjustments were made to reflect performance-based factors, as well as competitive and market conditions. With respect to the performance-based component, such determinations were based upon a subjective assessment of professional effectiveness and capabilities. In the case of our NEOs other than Mr. Bush, this assessment was made by Mr. Bush and was informed by his personal annual performance evaluation of the executive, since each of these executives report directly to him. In the case of Mr. Bush, this assessment was made by our compensation committee. Historically we have not applied specific formulas to set base salary or to determine salary increases, nor have we sought to formally benchmark base salary against similarly situated companies. Generally, executive officer salaries are adjusted effective the first quarter of each year.

With respect to each NEO other than Mr. MacDonald, 2007 base salary was largely determined with the goal of paying the executive an amount that our CEO believed was necessary to be competitive with base salaries at a similarly situated company or professional services firm, based on his own business judgment and experience in such matters and not based on quantitative data or benchmarking, and to a lesser degree informed by his subjective assessment of the executive as described above. While mindful of competitive factors in determining base salary for our executive officers, our compensation philosophy places significant weight on those aspects of compensation tied to performance, such as annual cash incentives and long-term incentives in the form of stock options, as further described below. We hired Mr. MacDonald as our Chief Operating Officer in September 2006 and established his base salary at $300,000 per year, on an annualized basis. His base salary was negotiated based on his prior experience, his prior levels of compensation, and competitive market factors. Mr. MacDonald’s salary did not increase in 2007 because the compensation committee had set his 2006 salary late in the calendar year.

Although base salary for 2007 for each of Messrs. Bush and Byers was still below the median of the companies surveyed, the salaries set forth below reflect the effort of the compensation committee to move their base salaries to the 60th percentile. 2007 base salaries for each of Messrs. Park and Nolin are above the median but less than the 60th percentile of these companies. With changes to 2008 base salaries, the compensation committee met or exceeded the 60th percentile objective for Messrs. Bush and Nolin and intends to reach this objective over time for Mr. Byers as our annual revenue reaches the level of annual revenue of the companies in the Axiom market survey. However, the compensation committee has not set a specific date as a deadline for achieving this objective. 2007 base salary for Mr. MacDonald was above the 60th percentile but less than the 75th percentile and the same market percentiles apply to his 2008 salary.

The following table sets forth base salaries of our NEOs for 2007 and 2008 and the percentage increase for each NEO.

			% Increase
Executive	2007 Salary(1)	2008 Salary	(2007-2008)

Jonathan Bush	$350,000	$400,000	14.3%
Carl B. Byers	240,000	250,000	4.1
Todd Y. Park(2)	270,000	270,000	0.0
Christopher E. Nolin	225,000	250,000	11.1
James M. MacDonald	300,000	315,000	5.0

(1)	Represents base salary during 2007 on an annualized basis. For amounts actually paid during 2007, see “— Summary Compensation Table” below.

(2)	Mr. Park’s 2008 base salary was determined in connection with his promotion to Chief Athenista, effective January 1, 2008, at which time he will no longer have responsibility for the day-to-day management of our affairs. Mr. Park will be paid a base salary at an annualized rate of $270,000 through June, 2008. After this time his base salary will be re-evaluated.

Cash Incentives Awards

2007 Awards

For 2007, cash incentive awards for Messrs. Byers, Park, Nolin and MacDonald were tied to the achievement of our company goals and objectives, which are set forth in the corporate and growth scorecards described below. For 2007, cash incentive awards for Mr. Bush were tied to our EBITDA scorecard described below. Cash incentive awards were paid to Messrs. Byers, Park, Nolin and MacDonald on a quarterly basis. The compensation committee set a bonus target amount for each of these executive officers that was equal to a certain percentage of their base salary, as set forth below. The target percentage was adjustable up or down based on our performance as measured against the corporate and growth scorecards. In 2007, the bonus percentage earned was adjusted (upward or downward, as applicable) by 2% for every 1% of variance from the applicable scorecard target. The annual performance bonus for the first three quarters was based on a year to-date corporate or growth scorecard value, as applicable, and the annual performance bonus for the fourth quarter was based on the annual scorecard values, as applicable, when those values are calculated. Our compensation committee approved the corporate and growth scorecards as summarized below:

Corporate scorecard.  2007 cash incentive compensation for Messrs. Byers and Nolin was based on our corporate scorecard. 2007 cash incentive compensation for Mr. MacDonald was based on our corporate scorecard minus the growth metric. For 2007 our corporate scorecard was comprised of ten specific financial, growth, client performance, stability and client-satisfaction-based metrics, as set forth below, and each metric was assigned a different percentage value of the overall scorecard value. These categories of performance metrics were designed to capture all of the important operational and financial aspects of the organization:

•	The financial metrics comprised 24% of the overall scorecard value and are comprised of gross margin targets, revenue targets, and adjusted EBITDA targets.

•	The growth metric comprised 20% of the overall scorecard value and was comprised of the estimated value of new contracts, which we refer to as bookings.

•	The client performance metrics comprised 21% of the overall scorecard value and were comprised of client days-in-accounts receivable, or DAR, the amount of client claims that are written off and not collected and the ratio of items that we classify into work queues for our clients’ attention to the number of items posted for our clients, which we refer to as the client work rate.

•	The stability metrics comprised 20% of the overall scorecard value and were comprised of the first and second pass resolve rate and the voluntary turnover rate.

•	The client satisfaction metric comprised 15% of the overall scorecard value and was comprised of the client satisfaction rate.

As used herein, “adjusted gross margin” and “adjusted EBITDA” exclude all stock-based compensation expense.

Since the components of the corporate scorecard, other than the financial metrics which are discussed below, contain highly sensitive data such as service operation results, we do not disclose all of our specific performance measures and targets because we believe that such disclosure would result in serious competitive harm. We believe the targets within each of the scorecards were designed to be challenging but attainable if we had what we considered to be a successful year. The elements included in the corporate scorecard have changed over time as we gain experience using them, and are likely to be adjusted in the future as well.

Our corporate scorecard for 2007 contained three financial metrics: total revenue, adjusted gross margin and adjusted EBITDA. Our 2007 total revenue, adjusted gross margin and adjusted EBITDA targets are summarized below.

	Q1	Q1	Q2	Q2	Q3	Q3	Q4	Q4	Annual	Annual
Metric	Target	Score	Target	Score	Target	Score	Target	Score	Target	Score
Total revenue	$22.5 million	97.7%	$24.8 million	98.8%	$26.7 million	98.1%	$28.7 million	98.3%	$102.6 million	98.2%
Gross margin	48.4%	104.7%	52.0%	103.0%	53.6%	102.9%	54.5%	103.8%	52.1%	103.7%
EBITDA	$0.7 million	109.8%	$2.5 million	97.2%	$3.2 million	131.6%	$5.1 million	76.4%	$11.5 million	101.2%

The above-referenced performance targets should not be interpreted as a prediction of how we will perform in future periods. As described above, the purpose of these targets was to establish a method for determining the payment of cash based incentive compensation. You are cautioned not to rely on these performance goals as a prediction of our future performance.

Since the targeted bookings growth metric in the corporate scorecard and growth scorecard is highly sensitive data, we do not disclose the specific performance measure and target for this metric because we believe that such disclosure would result in serious competitive harm. We set the targets for the bookings metric at a high level because we are a growth oriented company and rely on bookings to help drive our growth. Additionally, the value associated at the time of booking was an estimate of the revenue we expected to receive from new clients which, in turn, was based on an estimate of what the client’s total collections would be using our services. The number was an estimate based on an estimate which means it was inherently volatile and can not be used to predict actual revenue.

Growth scorecard.  2007 cash incentive compensation for Mr. Park was based on our growth scorecard. For 2007, our growth scorecard was comprised of nine specific financial, client satisfaction, operations and employee based metrics as set forth below, and each metric was assigned a different percentage value of the overall scorecard value in similar fashion to the corporate scorecard discussed above. These categories of performance metrics were designed to capture important growth aspects of the organization:

•	The financial metrics comprised 55% of the overall scorecard value and were comprised of revenue targets and bookings.

•	The client satisfaction metric comprised 10% of the overall scorecard value and was comprised of the client satisfaction rate.

•	The operations metrics comprised 30% of the overall scorecard value and were comprised of quarterly sales forecast accuracy and the number of sales meetings with small practices, sales meetings with group practices, sales proposals delivered to small practices and sales proposals delivered to group practices.

•	The employee-based metric comprised 5% of the overall scorecard value and was comprised of the voluntary turnover rate in sales, marketing and service development areas.

Since the components of the growth scorecard, other than the revenue metric which is discussed above, contain highly sensitive data such as sales results, we do not disclose all of our specific performance measures and targets because we believe that such disclosure would result in serious competitive harm. We believe the targets within each of the scorecards were designed to be challenging but attainable if we had what we considered to be a successful year. The elements included in the growth scorecard have changed over time as we gain experience using them, and are likely to be adjusted in the future as well.

As described above, in 2007, the bonus percentage earned was adjusted by 2% for every 1% of variance from the applicable scorecard target. For the 2007 corporate scorecard, as of the end of the fourth quarter, the financial metrics were 101.0% of target, the client metrics were 88.0% of target, the service metrics were 98.1% of target and the employee based metrics were 98.7% of target. Overall, the 2007 corporate scorecard was 99.1% of target. Since that number was 0.9% off of target, the bonus percentage for each of Messrs. Byers and Nolin was reduced by 1.8%. The 2007 corporate scorecard excluding bookings was 96.9% of target. Since that number was 3.1% off of target, the bonus percentage for Mr. MacDonald was reduced by 6.2%. For the 2007 growth scorecard, as of the end of the fourth quarter, the financial metrics were 105.6% of target, the client satisfaction metric was 85.8% of target, the operations metrics were 92.7% of target and the employee based metrics were 98.3% of target. Overall, the 2007 growth scorecard was 99.4% of target, as of the end of the fourth quarter. Since that number was 0.6% off of, the target bonus percentage for Mr. Park was reduced by 1.2%. The following table contains the original and adjusted 2007 bonus target percentages for each of the following NEOs based on the amounts attributable to the corporate scorecard, corporate scorecard excluding bookings and growth scorecard, as applicable:

			Bonus%	Bonus% As
			at 100%	Adjusted
	Bonus% at	Bonus% As	Achievement of	for Corporate	Bonus%	Bonus% As
	100%	Adjusted for	Corporate	Scorecard	at 100%	Adjusted
	Achievement	Corporate	Scorecard	Results	Achievement of	for Growth
	of Corporate	Scorecard	Goals	Excluding	Growth	Scorecard
	Scorecard	Results	Excluding	Bookings	Scorecard	Results
Executive	Goals	(Through Q4)	Bookings	(Through Q4)	Goals	(Through Q4)

Carl B. Byers	40%	38.2%	—	—	—	—
Todd Y. Park	—	—	—	—	60	58.8
Christopher E. Nolin	50	48.2	—	—	—	—
James M. MacDonald	—	—	60	53.8	—	—

EBITDA scorecard.  Our chief executive officer’s 2007 bonus was based primarily on our annual earnings before interest taxes depreciation and amortization, or adjusted EBITDA. This goal was based on the compensation committee’s interest in linking Mr. Bush’s annual cash incentive compensation directly to our profitability. Based on the adjusted EBITDA achievement of $11.5 million in 2007 and in light of the adjusted EBITDA goals, the compensation committee approved Mr. Bush’s bonus of $210,000 and he was also granted 49,500 options, which were priced at fair market value on March 3, 2008, on the same basis. The bonus is adjustable up or down based on actual adjusted EBITDA as measured against budgeted adjusted EBITDA. For every $1 that our adjusted EBITDA achievement exceeds the high end of the range, Mr. Bush will receive an additional cash amount equal to the difference between actual adjusted EBITDA and the high end of the range multiplied by 7.5% and additional options in an amount equal to the difference between actual adjusted EBITDA and the high end of the range multiplied by 3.5%.

Additionally, the compensation committee determined in its discretion to award Mr. Bush with $100,000 on account of his performance in 2007. This award was based upon the perception of the committee that: leading up to and including 2007 the Company faced a number of complex business challenges such as challenges of scaling in response to rapid growth, changing service market demands, and the innovative nature of the Company services; Mr. Bush provided critical coordination and leadership in meeting those challenges in 2007; and, the extent, of this achievement was not adequately anticipated by or reflected in the 2007 bonus arrangement for Mr. Bush based upon adjusted EBITDA.

Although the compensation committee has discretion to award annual cash incentives when targets are not met, historically no discretion has been exercised by the compensation committee in determining whether the targets described above have been achieved as the targets are objective.

2008 Target Awards

In 2008, Messrs. MacDonald, Nolin and Byers will receive cash incentive awards based on the 2008 corporate scorecard, with the exception that Mr. MacDonald’s calculation will not include the booking portion of that scorecard. Since Mr. Park is no longer an executive officer, he will not receive any cash executive officer incentive compensation. Mr. Bush’s 2008 cash incentive compensation program is based on the GAAP net income of the Company for 2008 excluding stock-based compensation (“Adjusted Net Income”). This incentive ranges from $86,000 to $400,000 depending on the level of Adjusted Net Income. If Mr. Bush receives a bonus of $400,000 this would place his total compensation at the 75% percentile. The compensation committee approved this policy in March of 2008.

In 2008, the corporate scorecard is comprised of the following measures: revenue weighted at 10%, adjusted operating income weighted at 15%, estimated one year value of new bookings weighted at 25%, client satisfaction weighted at 15%, days- in-accounts receivable weighted at 10%, lost patient care revenue weighted at 5%, the client work rate weighted at 10%, and the employee voluntary turnover rate weighted at 10%.

The 2008 targets are as follows:

		Bonus%
	Bonus% at	at 100%
	100%	Achievement
	Achievement of	of Corporate	Bonus
	Corporate	Scorecard	Amount
	Scorecard	Excluding	at Target
Executive	Goals	Bookings Goal	Achievement

Carl B. Byers	60%	—%	$150,000
Christopher E. Nolin	60	—	150,000
James M. MacDonald	—	70	220,500

Since the components of the corporate scorecard contain highly sensitive data such as targeted revenue growth and service operation results, we do not disclose specific performance measures and targets because we believe that such disclosure would result in serious competitive harm. The compensation committee designed these targets within these scorecards to be challenging but attainable if we have what we consider to be a successful year. Although the compensation committee has discretion to award annual cash incentives when targets are not met, historically no discretion has been exercised by the compensation committee in determining whether the targets have been achieved as the targets are objective.

Long-term Stock-Based Compensation

Our long-term compensation program has historically consisted solely of stock options. Option grants made to executive officers are designed to provide them with incentive to execute their responsibilities in such a way as to generate long-term benefit to us and our stockholders. Through possession of stock options, our executives participate in the long-term results of their efforts, whether by appreciation of our company’s value or the impact of business setbacks, either company-specific or industry-based. Additionally, stock options provide a means of promoting the retention of our executive officers, in that they are in almost all cases subject to vesting over an extended period of time.

Stock options provide executives with a significant and long-term interest in our success. By only rewarding the creation of stockholder value, we believe stock options provide our NEOs with an effective risk and reward profile. Although it is our current practice to use stock options as our sole form of long-term incentive compensation, the compensation committee reviews this practice on an annual basis in light of our overall business strategy, existing market-competitive best practices and other factors.

Stock options are granted periodically and are subject to vesting based on the executive’s continued employment. Historically we have granted our executive officers a combination of incentive stock options that vest over a period of time and non-qualified stock options that are immediately exercisable but the shares issued upon exercise are subject to vesting. Incentive stock options were the primary type of stock options granted to our executive officers early in the company’s development. Starting in 2000, we granted nonqualified stock options that were immediately exercisable because this approach enabled exercise prior to vesting which provided certain advantages with regard to achieving stock ownership sooner and at a time when the fair value of stock was lower. Most options vest evenly over four years, beginning on the date of the grant.

Prior to our initial public offering in September 2007, the exercise price of options was determined by our Board of Directors, with input from management, after taking into account a variety of factors, including the nature and history of our business and our significant accomplishments and future prospects.

Stock options are granted to our NEOs in amounts determined by the compensation committee in its discretion. Grants have not been formula-based, but instead have historically been granted taking into account a mixture of the following qualitative factors: the executives’ level of responsibility; the competitive market for the executive’s position; the executive’s potential contribution to our growth; and the subjective assessment of the professional effectiveness and capabilities of these executives as determined by our Chief Executive Officer for our NEOs other than our Chief Executive Officer and by our compensation committee for our Chief Executive Officer. Although no specific number of options granted can be attributable to any specific factor, we have placed the most emphasis in determining the amount of the stock options grants on the competitive market for the executive’s position and the executive’s potential contribution to our success.

Additionally, larger awards have typically been made to the NEOs that have areas of responsibility and function that are more likely to build long-term stockholder value as determined by how directly linked their areas of responsibility and function are to the growth of the Company. Relative to other NEOs, larger awards are typically made to each of Messrs. Bush and Park in light of their areas of responsibility and function which are more directly linked to the growth of the Company than other NEOs.

In 2007, our compensation committee awarded the following non-qualified stock options to our NEOs. The awards made in March 2007 to Messrs. Byers, Park and Nolin were made by the compensation committee taking into account the recommendation of our Chief Executive Officer. The recommendation for Mr. Park was based on the following factors: that in the business judgment and experience of our Chief Executive Officer an award of 35,000 options was necessary to remain competitive with the market for his services; that Mr. Park, as the Chief Development Officer, had an area of responsibility and function that was directly linked to the growth of the Company; and to a lesser degree on our Chief Executive Officer’s subjective assessment of the professional effectiveness and capabilities of Mr. Park. The recommendation for Messrs. Byers and Nolin was based on the following factors: that in the business judgment and experience of our Chief Executive Officer an award of 10,000 options in the case of Mr. Byers and 18,000 in the case of Mr. Nolin, was necessary to remain competitive with the market for their continued services; that Messrs. Byers and Nolin, as the Chief Financial Officer and General Counsel, respectively, have areas of responsibility and function that are not directly linked to the growth of the Company; the subjective assessment by our Chief Executive Officer regarding the effect of their respective current stockholdings in providing incentive for future performance and to a lesser degree on our Chief Executive Officer’s subjective assessment of the professional effectiveness and capabilities of Messrs. Byers and Nolin. The award made in March 2007 to Mr. Bush by our compensation committee was based on the following factors: that in the business judgment and experience of our compensation committee an award of 25,000 options was necessary to remain competitive with the market for his services; that Mr. Bush, as the Chief Executive Officer, has an area of responsibility and function that is directly linked to the growth of the Company. In addition, the award to Mr. Bush was based to a lesser degree on our compensation committee’s subjective assessment of the professional effectiveness and capabilities of Mr. Bush. The award made in March 2007 to Mr. MacDonald by our compensation committee was based on the recommendation by our Chief Executive Officer. Since Mr. MacDonald had received a grant in November 2006 of 300,000 options, in the business judgment and experience of our Chief Executive Officer an award of 11,500 shares was necessary to remain competitive with the market for his services.

Executive	Number of Options	Exercise Price($/Sh)

Jonathan Bush	45,000	$7.39
Carl B. Byers	10,000	7.39
Todd Y. Park	35,000	7.39
Christopher E. Nolin	18,000	7.39
James M. MacDonald	11,500	7.39

On December 9, 2007, our compensation committee approved the following non-qualified stock option awards to be effective on February 1, 2008 with an exercise price per share equal to the closing market price per share of our common stock on the NASDAQ Global Market on February 1, 2008. The awards were made by the compensation committee taking into account the recommendations of our Chief Executive Officer based, with respect to Messrs. MacDonald, Nolin and Byers, upon his subjective assessment of the professional effectiveness and capabilities of these executives, the nature and scope of their areas of responsibility, and the number of unvested options remaining to each individual. With respect to Mr. Park, the subjective assessment of the Chief Executive Officer also included that unvested options left to Mr. Park, together with a portion of the new options recommended would result in unvested options to Mr. Park approximating option grants that we have historically given to non-venture capital representative new directors.

Executive	Number of Options	Exercise Price ($/Sh)

Carl B. Byers	45,000	$33.24
Todd Y. Park	40,000	33.24
Christopher E. Nolin	45,000	33.24
James M. MacDonald	40,000	33.24

On February 15, 2008, our compensation committee approved the following non-qualified stock option awards to be effective on March 3, 2008 with an exercise per share equal to closing market price per share of our common stock on the NASDAQ Global Market on March 3, 2008. On January 16, 2002, the Board of Directors approved agreements that the Company would grant Messrs. Bush, Byers, and Park the option to purchase 120,000, 30,000, and 70,000 shares of common stock, respectively along with cash incentives, subject to the completion of certain milestones as defined in their employment agreements, that the company achieve a positive net income for three consecutive months with $10.0 million or more of cash, cash equivalents and short-term investments on hand. On June 13, 2002, the Board of Directors approved an agreement that the Company would grant Mr. Nolin the option to purchase 10,000 shares of common stock along with cash incentives, subject to completion of the same milestone, as defined in his employment agreement. Messrs. Bush, Byers, Nolin and Park’s options would, if the grant conditions were met and the grants made, begin vesting on January 1, 2001, and would vest fully over four years. The compensation committee determined on February 15, 2008 that during the fourth quarter of 2007, the Company achieved a positive net income for three consecutive months and during that time retained at least $10 million in cash or cash equivalents. Pursuant to their employment agreements Messrs. Bush, Byers, Nolin and Park received cash bonuses and option grants in the following amounts:

	Number of		Cash
Executive	Options	Exercise Price ($/Sh)	Bonus($)

Jonathan Bush	120,000	$32.72	$25,000
Carl B. Byers	30,000	32.72	12,500
Todd Y. Park	70,000	32.72	12,500
Christopher E. Nolin	10,000	32.72	12,500

On February 15, 2008, the compensation committee granted Mr. Bush the right to purchase 49,500 non-qualified stock options to be effective on March 3, 2008 with an exercise per share equal to closing market price per share of our common stock on the NASDAQ Global Market on March 3, 2008. In light of adjusted EBITDA goals set for 2007, and the achievement of a $11.5 million adjusted EBITDA, Mr. Bush received a cash bonus of $210,000 on account of his performance against this goal. Additionally, the compensation committee determined in its discretion that Mr. Bush receive $100,000 on account of his performance in 2007. The exercise price of the options that Mr. Bush was granted for his performance was $32.72 per share.

Timing of Equity Grants

Our equity award grant policy formalizes our process for granting equity-based awards to officers and employees. Under our equity award grant policy all grants must be approved by our compensation committee, or Chief Executive Officer. All stock options will be awarded at fair value and calculated based on our closing market price on the grant date. Under our equity award grant policy, equity awards will only be granted on the first business day of any month, as follows:

•	grants made in conjunction with the hiring of a new employee or the promotion of an existing employee will be made on the first trading day of the month following the later of (i) the hire date or the promotion date or (ii) the date on which such grant is approved; and

•	grants made to existing employees other than in connection with a promotion will be made, if at all, on an annual basis.

In December 2007, our Board of Directors delegated authority to our Chief Executive Officer to make equity grants of up to 50,000 shares to employees but not to non-employees or Section 16 officers. All grants of equity to Section 16 officers, non-employees or grants of 50,000 or more require approval of the compensation committee.

Benefits

We provide the following benefits to our executive officers on the same basis as the benefits provided to all employees:

•	health and dental insurance;

•	life insurance;

•	short-and long-term disability; and

•	401(k) plan.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

As of July 1, 2007, we provide a qualified matching contribution to each employee, including our executive officers, who participate in our 401(k) plan. This matching policy provides a match of one-third of contributions up to 6% of eligible compensation.

Employment Agreements and Change of Control Arrangements

Jonathan Bush.  We are party to an employment agreement with Jonathan Bush for the position of Chief Executive Officer. The agreement provides for at-will employment, and a base annual salary subject to annual review. Mr. Bush currently receives a base salary of $400,000. Mr. Bush is eligible to participate in our employee benefit plans, to the extent he is eligible for those plans, on the same terms as other similarly-situated executive officers of athenahealth. He is also eligible for a bonus as described above.

Carl B. Byers.  We are party to an employment agreement with Carl B. Byers for the position of Chief Financial Officer. The agreement provides for at-will employment and for a base annual salary subject to annual review. Mr. Byers currently receives a base salary of $250,000. Mr. Byers is eligible to participate in our employee benefit plans, to the extent he is eligible for those plans, on the same terms as other similarly-situated executive officers of athenahealth and is eligible for a bonus as described above.

Todd Y. Park.  We are party to an employment agreement with Todd Y. Park for the position of Chief Development Officer. The agreement provides for at-will employment at a base annual salary subject to annual review. Mr. Park currently receives a base salary of $270,000 payable on a six-month basis, which will be reevaluated after June 30, 2008. Mr. Park is eligible to participate in our employee benefit plans, to the extent he is eligible for those plans, on the same terms as other similarly-situated executive officers of athenahealth and is eligible for a bonus as described above.

Christopher E. Nolin.  We are party to an employment agreement with Christopher E. Nolin for the position of General Counsel. The agreement provided for at-will employment at a base annual salary subject to annual review. Mr. Nolin currently receives a base salary of $250,000. Mr. Nolin is eligible to participate in our employee benefit plans, to the extent he is eligible for those plans, on the same terms as other similarly-situated executive officers of athenahealth and is eligible for a bonus as described above.

James M. MacDonald.  We are party to an employment agreement with James M. MacDonald for the position of Chief Operating Officer. The agreement provided for at-will employment. The agreement provided for a base salary subject to annual review and a one time option grant of 330,000 options. Mr. MacDonald currently receives a base salary of $315,000. Mr. MacDonald is eligible to participate in our employee benefit plans, to the extent he is eligible for those plans, on the same terms as other similarly-situated executive officers of athenahealth and is eligible to receive a bonus as described above.

Equity Benefit Plans

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information regarding our equity compensation plans in effect as of December 31, 2007. Each of our equity compensation plans is an “employee benefit plan” as defined by Rule 405 of Regulation C of the Securities Act of 1933.

Number of Securities
	Number of Securities		Remaining Available
	to be Issued	Weighted-Average	for Future Issuance
	Upon Exercise of	Exercise Price of	Under Equity Compensation
	Outstanding Options,	Outstanding Options,	Plans (Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	2,888,556	$4.00	1,505,622
Equity compensation plans not approved by security holders	—	—	—

Total	2,888,556	$4.00	1,505,622

2007 Stock Option and Incentive Plan

Our 2007 Option and Incentive Plan, or 2007 Stock Option Plan, was adopted by our Board of Directors and approved by our stockholders in 2007. The 2007 Option Plan permits us to make grants of incentive stock options, non-qualified stock options, stock appreciation rights, deferred stock awards, restricted stock awards, unrestricted stock awards and dividend equivalent rights. We have initially reserved 1,000,000 shares of our common stock for the issuance of awards under the 2007 Option Plan. The 2007 Stock Option Plan provides that the number of shares reserved and available for issuance under the plan will automatically increase each January 1, beginning in 2008, by an additional number of shares which is equal to the lower of (i) that number of shares as is necessary such that the total number of shares reserved and available for issuance under the plan (excluding shares reserved for issuance pursuant to awards outstanding on such date) shall equal five percent of the outstanding number of shares of stock on the immediately preceding December 31 and (ii) such lower number of shares as may be determined by our Board of Directors. Notwithstanding the foregoing, in no event will more than 20,000,000 shares be issued under the 2007 Stock Option Plan.

The number of shares reserved for issuance under the 2007 Stock Option Plan is subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. Generally, shares that are forfeited or canceled from awards under the 2007 Option Plan also will be available for future awards.

The 2007 Option Plan is administered by the compensation committee. The administrator has full power and authority to select the participants to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award and to determine the specific terms and conditions of each award, subject to the provisions of the 2007 Option Plan.

All full-time and part-time officers, employees, non-employee directors and other key persons (including consultants and prospective employees) are eligible to participate in the 2007 Option Plan, subject to the discretion of the administrator. There are certain limits on the number of awards that may be granted under the 2007 Option Plan. For example, no more than 2,000,000 shares of common stock may be granted in the form of stock options or stock appreciation rights to any one individual during any one-calendar-year period.

The exercise price of stock options awarded under the 2007 Option Plan may not be less than the fair value of our common stock on the date of the option grant and the term of each option may not exceed ten years from the date of grant. The administrator will determine at what time or times each option may be exercised and, subject to the provisions of the 2007 Option Plan, the period of time, if any, after retirement, death, disability or other termination of employment during which options may be exercised.

To qualify as incentive options, stock options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options which first become exercisable in any one calendar year, and a shorter term and higher minimum exercise price in the case of certain large stockholders.

Stock appreciation rights may be granted under our 2007 Option Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair value of our common stock between the exercise date and the date of grant. The administrator determines the terms of stock appreciation rights, including when such rights become exercisable and whether to pay the increased appreciation in cash or with shares of our common stock, or a combination thereof.

Restricted stock may be granted under our 2007 Option Plan. Restricted stock awards are shares of our common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee. The administrator may impose whatever conditions to vesting it determines to be appropriate. For example, the administrator may set restrictions based on the achievement of specific performance goals. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture.

Deferred and unrestricted stock awards may be granted under our 2007 Option Plan. Deferred stock awards are units entitling the recipient to receive shares of stock paid out on a deferred basis, and are subject to such restrictions and conditions as the administrator shall determine. Our 2007 Option Plan also gives the administrator discretion to grant stock awards free of any restrictions.

Dividend equivalent rights may be granted under our 2007 Option Plan. Dividend equivalent rights are awards entitling the grantee to current or deferred payments equal to dividends on a specified number of shares of stock. Dividend equivalent rights may be settled in cash or shares and are subject to other conditions as the administrator shall determine.

Cash-based awards may be granted under our 2007 Option Plan. Each cash-based award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the administrator. Payment, if any, with respect to a cash-based award may be made in cash or in shares of stock, as the administrator determines.

Unless the administrator provides otherwise, our 2007 Option Plan does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

In the event of a merger, sale or dissolution, or a similar “sale event,” unless assumed or substituted, all stock options and stock appreciation rights granted under the 2007 Option Plan will automatically become fully exercisable, all other awards granted under the 2007 Option Plan will become fully vested and non-forfeitable and awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the administrator’s discretion. In addition, upon the effective time of any such sale event, the 2007 Option Plan and all awards will terminate unless the parties to the transaction, in their discretion, provide for appropriate substitutions or assumptions of outstanding awards. Any award so assumed or continued or substituted shall be deemed vested and exercisable in full upon the date on which the grantee’s employment or service relationship with us terminates if such termination occurs (i) within 18 months after such sale event and (ii) such termination is by us or a successor entity without cause or by the grantee for good reason.

No awards may be granted under the 2007 Option Plan after August 2017. In addition, our Board of Directors may amend or discontinue the 2007 Option Plan at any time and the administrator may amend or cancel any outstanding award for the purpose of satisfying changes in law or for any other lawful purpose. No such amendment may adversely affect the rights under any outstanding award without the holder’s consent. Other than in the event of a necessary adjustment in connection with a change in our stock or a merger or similar transaction, the administrator may not “reprice” or otherwise reduce the exercise price of outstanding stock options or stock appreciation rights. Further, amendments to the 2007 Option Plan will be subject to approval by our stockholders if the amendment (i) increases the number of shares available for issuance under the 2007 Option Plan, (ii) expands the types of awards available under, the eligibility to participate in, or the duration of, the plan, (iii) materially changes the method of determining fair value for purposes of the 2007

Option Plan, (iv) is required by the NASDAQ Global Market rules, or (v) is required by the Internal Revenue Code of 1986, as amended, or the Code, to ensure that incentive options are tax-qualified.

2007 Employee Stock Purchase Plan

Our 2007 Employee Stock Purchase Plan, or 2007 ESPP, was adopted by our Board of Directors and approved by our stockholders in 2007. We have reserved a total of 500,000 shares of our common stock for issuance to participating employees under the 2007 ESPP.

All of our employees, including our directors who are employees and all employees of any of our participating subsidiaries, who have been employed by us for at least six months prior to enrolling in the 2007 ESPP, who are employees on the first day of the offering period, and whose customary employment is for more than twenty hours a week, will be eligible to participate in the 2007 ESPP. Employees who would, immediately after being granted an option to purchase shares under the 2007 ESPP, own 5% or more of the total combined voting power or value of our common stock will not be eligible to participate in the 2007 ESPP.

We will make one or more offerings to our employees to purchase stock under the 2007 ESPP. The first offering began on March 1, 2008 and will end on August 31, 2008. Subsequent offerings will begin on each March 1 and September 1, or the first business day thereafter and end on the last business day occurring on or before the following August 31 and February 28 or 29, respectively. During each offering period, payroll deductions will be made and held for the purchase of the common stock at the end of the offering period.

On the first day of a designated payroll deduction period, or offering period, we will grant to each eligible employee who has elected to participate in the 2007 ESPP an option to purchase shares of our common stock. The employee may authorize deductions from 1% to 10% of his compensation for each payroll period during the offering period. On the last day of the offering period, the employee will be deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the 2007 ESPP, the purchase price for each share purchased under each option will be the lesser of 85% of the fair market value of the common stock on the first day or the last day of the offering period. An employee may not sell, exchange, assign, encumber, alienate, transfer, pledge or otherwise dispose of any shares of our common stock until the one-year anniversary of the option exercise for such shares.

An employee who is not a participant on the last day of the offering period will not be entitled to exercise any option, and the employee’s accumulated payroll deductions will be refunded. An employee’s rights under the 2007 ESPP will terminate upon voluntary withdrawal from the 2007 ESPP up to 30 days prior to the end of an offering period, or when the employee ceases employment for any reason, except that upon termination of employment because of death, the balance in the employee’s account will be paid to the employee’s beneficiary.

2000 Stock Plan

Our 2000 Option Plan was adopted by our Board of Directors in January 2000 and approved by our stockholders in March 2000. We reserved 5,834,181 shares of our common stock for the issuance of awards under the 2000 Option Plan.

Our 2000 Option Plan is administered by our Board of Directors. Our Board of Directors has the authority to delegate full power and authority to a committee of the Board of Directors to select the individuals to whom awards will be granted, to make any combination of awards to participants, to accelerate the exercisability or vesting of any award, to provide substitute awards and to determine the specific terms and conditions of each award, subject to the provisions of the 2000 Option Plan.

The 2000 Option Plan permits us to make grants of incentive stock options, non-qualified stock options, restricted stock awards and any other stock-based award to officers, employees, directors, consultants and advisors. Stock options granted under the 2000 Option Plan have a maximum term of ten years from the date of grant and incentive stock options have an exercise price of no less than the fair value of our common stock on the date of grant.

Upon a sale event in which all awards are not assumed or substituted by the successor entity, all outstanding awards, unless otherwise provided in those awards, shall remain our obligation and there shall be automatically substituted for the shares of common stock then subject to such awards either (A) the consideration payable with respect to the outstanding shares of common stock in connection with the sale event, (B) shares of stock of the surviving or acquiring corporation or (C) such other securities as the Board of Directors deems appropriate (the fair value of which (as determined by the Board of Directors in its sole discretion) shall not materially differ from the fair value of the shares of common stock subject to such awards immediately preceding the sale event), and the vesting provisions of all the unvested awards shall become accelerated by a period of one year. Under the 2000 Option Plan, a sale event is defined as (i) the sale of athenahealth by merger in which our stockholders in their capacity as such no longer own a majority of the outstanding equity securities of athenahealth (or its successor); or (ii) any sale of all or substantially all of the assets or capital stock of athenahealth (other than in a spin-off or similar transaction) or (iii) any other acquisition of the business of athenahealth, as determined by the Board of Directors.

Our Board of Directors does not intend to grant any further awards under the 2000 Option Plan.

Summary Compensation

The following table sets forth summary information concerning the compensation paid or earned for services rendered to the Company in all capacities during the fiscal years ended December 31, 2007 and 2006, to the Company’s Chief Executive Officer, Chief Financial Officer and each of the other three most highly compensated persons serving as executive officers of the Company during fiscal years ended December 31, 2007 and 2006.

Summary Compensation Table(1)

							Non-Equity
							Incentive Plan
					Option		Compensation
Name and Principal Position	Year	Salary($)	Bonus($)		Awards($)		($)		Total($)

Jonathan Bush	2007	$348,077	$100,000	(2)	$55,703	(3)	$235,000	(4)	$738,780
Chief Executive Officer,	2006	298,077	—		22,521	(5)	59,400	(6)	379,998
President and Chairman of the Board
Carl B. Byers	2007	238,462	—		12,378	(3)	104,180	(4)	355,020
Senior Vice President,	2006	199,039	30,000	(7)	4,361	(5)	—		233,400
Chief Financial Officer
and Treasurer
Todd Y. Park	2007	268,923	—		43,325	(3)	171,260	(4)	483,508
Executive Vice President,	2006	241,154	—		26,164	(5)	30,134	(6)	297,452
Chief Development Officer
Christopher E. Nolin	2007	224,827	—		22,281	(3)	120,950	(4)	368,058
Senior Vice President,	2006	220,096	67,000	(7)	4,361	(5)	—		291,457
General Counsel and
Secretary
James M. MacDonald	2007	300,000	—		14,235	(3)	161,336	(4)	475,571
Senior Vice President and	2006	75,000	53,308	(8)	98,098	(5)	14,850	(6)	241,256
Chief Operating Officer

(1)	Columns disclosing compensation under the headings “Stock Awards,” “Change In Pension Value And Nonqualified Deferred Compensation Earnings” and “All Other Compensation” are not included because no compensation in these categories were awarded to, earned by or paid to our named executive officers in 2007 or 2006. The compensation in this table also does not include certain perquisites and other personal benefits received by the named executive officers that did not exceed $10,000 in the aggregate during 2007 or 2006.

(2)	Represents an annual cash bonus award earned by Mr. Bush during the fiscal year ended December 31, 2007 and paid in 2008. This award is described in more detail in “Cash Incentives Awards — 2007 Awards.”

(3)	These amounts represent stock-based compensation expense for stock option grants recognized in 2007 for financial statement reporting purposes. Stock-based compensation expense for these awards was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the related awards. As of December 31, 2007, this unamortized amount was $167,722 for Mr. Bush, $37,272 for Mr. Byers, $130,450 for Mr. Park, $67,089 for Mr. Nolin and $42,862 for Mr. MacDonald. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal 2007. All stock option awards granted to each of the above named officers prior to 2006 were accounted for in accordance with APB Opinion No. 25 and were granted at exercise prices equal to fair value on the date of grant. Accordingly, there was no stock-based compensation expense associated with the awards prior to 2006.

(4)	Represents annual and quarterly cash incentive awards, as applicable, earned during the fiscal year ended December 31, 2007 and paid in part in 2007 and in part in 2008. Includes performance based incentive awards paid pursuant to employment agreements in the cases of Messrs. Bush, Byers, Park, and Nolin. The performance based awards are described in more detail above in the section entitled “Long Term Stock-Based Compensation.”

(5)	These amounts represent stock-based compensation expense for stock option grants recognized in 2006 for financial statement reporting purposes. Stock-based compensation expense for these awards was calculated in accordance with SFAS No. 123(R) and is being amortized over the vesting period of the related awards. As of December 31, 2006, this unamortized amount was $186,914 for Mr. Bush, $13,523 for Mr. Byers, $81,137 for Mr. Park, $13,523 for Mr. Nolin and $1,378,422 for Mr. MacDonald. The amounts reflected in this table exclude the estimate of forfeitures applied by us under SFAS No. 123(R) when recognizing stock-based compensation expense for financial statement reporting purposes in fiscal 2006. All stock option awards granted to each of the above named officers prior to 2006 were accounted for in accordance with APB Opinion No. 25 and were granted at exercise prices equal to fair value on the date of grant. Accordingly, there was no stock-based compensation expense associated with the awards prior to 2006.

(6)	Represents annual and quarterly cash incentive awards earned during the fiscal year ended December 31, 2006 and paid in part in 2006 and in part in 2007.

(7)	Represents annual cash bonus awards earned during the fiscal year ended December 31, 2006 and paid in 2007.

(8)	Represents bonus to compensate Mr. MacDonald in part for the cost to him associated with the timing of his transition to athenahealth from his prior employer and paid to him in 2007.

Grants of Plan-Based Awards

The following table sets forth information concerning the non-equity incentive plan awards and stock option grants made to each of the NEOs during the fiscal year ended December 31, 2007 pursuant to the Company’s 2000 and 2007 Stock Option and Incentive Plans. The Company has never granted any stock appreciation rights.

Grants of Plan-Based Awards(1)

All Other
Option
Awards;	Exercise
Number of	or Base	Grant Date
Securities	Price of	Fair Value of
Estimated Future Payouts Under Non-Equity Incentive Plan Awards	Underlying	Option	Stock and
Grant	Threshold	Target	Maximum	Options	Awards	Option
Name	Date	($)(2)	($)(3)	($)(2)	(#)(4)	($/Sh)	Awards(5)($)

Jonathan Bush	3/15/07	—	—	—	45,000	(6)	7.39	223,435
—	300,000	—	—	—	—
Carl B. Byers	3/15/07	—	—	—	10,000	(7)	7.39	49,650
—	24,000	—	—	—	—
—	24,000	—	—	—	—
—	24,000	—	—	—	—
—	24,000	—	—	—	—
Todd Y. Park	3/15/07	—	—	—	35,000	(8)	7.39	173,775
—	40,500	—	—	—	—
—	40,500	—	—	—	—
—	40,500	—	—	—	—
—	40,500	—	—	—	—
Christopher E. Nolin	3/15/07	—	—	—	18,000	(9)	7.39	89,370
—	28,125	—	—	—	—
—	28,125	—	—	—	—
—	28,125	—	—	—	—
—	28,125	—	—	—	—
James M. MacDonald	3/15/07	—	—	—	11,500	(10)	7.39	57,098
—	45,000	—	—	—	—
—	45,000	—	—	—	—
—	45,000	—	—	—	—
—	45,000	—	—	—	—

(1)	Columns disclosing grants of plan-based awards under the heading “All other Stock Awards: Number of Shares of Stock or units” and “Estimated Future Payouts Under Equity Incentive Plan Awards” are not included in this table because no plan-based grants in this category were granted to our named executive officers in 2007.

(2)	There are no thresholds or maximums for our Estimated Future Payouts Under Non-Equity Incentive Plan Awards.

(3)	Represents cash incentive awards for 2007 and paid quarterly or annually, as applicable. The awards are described in more detail above in the section entitled “Cash Incentives Awards — 2007 Awards.”

(4)	Represents equity incentive awards earned for 2007. The awards are described in more detail above in the section entitled “Long Term Incentive Compensation.”

(5)	The amounts reported in this column reflect the grant date fair value of those awards computed in accordance with SFAS No. 123(R).

(6)	Represents an option award to purchase 45,000 shares of our common stock at an exercise price of $7.39 per share, granted to Mr. Bush on March 15, 2007. The option award is subject to vesting at the rate of 25% on the first anniversary of the vesting start date and 25% on the next three anniversaries thereafter.

(7)	Represents an option award to purchase 10,000 shares of our common stock at an exercise price of $7.39 per share, granted to Mr. Byers on March 15, 2007. The option award is subject to vesting at the rate of 25% on the first anniversary of the vesting start date and 25% on the next three anniversaries thereafter.

(8)	Represents an option award to purchase 35,000 shares of our common stock at an exercise price of $7.39 per share, granted to Mr. Park on March 15, 2007. The option award is subject to vesting at the rate of 25% on the first anniversary of the vesting start date and 25% on the next three anniversaries thereafter.

(9)	Represents an option award to purchase 18,000 shares of our common stock at an exercise price of $7.39 per share, granted to Mr. Nolin on March 15, 2007. The option award is subject to vesting at the rate of 25% on the first anniversary of the vesting start date and 25% on the next three anniversaries thereafter.

(10)	Represents an option award to purchase 11,500 shares of our common stock at an exercise price of $7.39 per share, granted to Mr. MacDonald on March 15, 2007. The option award is subject to vesting at the rate of 25% on the first anniversary of the vesting start date and 25% on the next three anniversaries thereafter.

Outstanding Equity Awards

Option Exercises and Unexercised Option Holdings.  The following table sets forth certain information regarding the number and value of exercisable options by each of the NEOs as of December 31, 2007 and the number and value of unexercised options held by each of the NEOs as of December 31, 2007.

Outstanding Equity Awards at Fiscal Year-End(1)

	Option Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised
	Options		Options	Option	Option
	(#)		(#)	Exercise	Expiration
Name	Exercisable		Unexercisable	Price($)	Date

Jonathan Bush	65,000	(2)	—	$0.62	3/18/2011
	50,000	(3)	—	0.62	8/1/2013
	130,849	(4)	—	0.62	8/1/2013
	100,000	(5)	—	0.62	2/6/2014
	10,000	(6)	—	3.50	4/27/2015
	285,537	(7)	—	3.50	4/27/2015
	50,000	(8)	—	6.16	7/27/2016
	45,000	(9)	—	7.39	3/15/2017
Carl B. Byers	5,000	(10)	—	3.50	4/27/2015
	5,000	(11)	—	5.26	2/28/2016
	10,000	(12)	—	7.39	3/15/2017
Todd Y. Park	55,000	(13)	—	0.62	3/18/2011
	50,000	(14)	—	0.62	8/1/2013
	50,000	(15)	—	0.62	2/6/2014
	10,000	(16)	—	3.50	4/27/2015
	30,000	(17)	—	5.26	2/28/2016
	35,000	(18)	—	7.39	3/15/2017
Christopher E. Nolin	20,000	(19)	—	0.62	2/6/2014
	5,000	(20)	—	3.50	4/27/2015
	5,000	(21)	—	5.26	2/28/2016
	18,000	(22)	—	7.39	3/15/2017
James M. MacDonald	330,000	(23)	—	6.58	9/25/2016
	11,500	(24)	—	7.39	3/15/2017

(1)	Columns disclosing outstanding equity awards at fiscal year end under the headings “Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options,” “Number of Shares or Units of

Stock That Have Not Vested,” “Market Value of Shares of Stock That Have Not Vested,” “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” and “Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested” are not included in this table because no equity awards were outstanding in these categories for the fiscal year ending 2007.

(2)	100% of the options in this grant were exercisable on March 18, 2001 and 100% of the options in this grant were vested as of February 1, 2005.

(3)	100% of the options in this grant were exercisable on August 1, 2003 and 100% of the options in this grant were vested as of January 1, 2007.

(4)	100% of the options in this grant were exercisable on August 1, 2003 and 60% of the options in this grant vest monthly until the third anniversary of the vesting start date and the remaining vest monthly until fully vested on the fourth anniversary of the vesting start date.

(5)	100% of the options in this grant were exercisable on February 6, 2004 and 60% of the options in this grant were vested as of the third anniversary of the vesting start date and the remaining vest monthly until fully vested on the fourth anniversary of the vesting start date.

(6)	100% of the options in this grant were exercisable on April 27, 2005 and 25% of the options in this grant were vested as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

(7)	100% of the options in this grant were exercisable on April 27, 2005 and 25% of the options in this grant were vested as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

(8)	100% of the options in this grant were exercisable on July 27, 2006 and 25% of the options in this grant were vested as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

(9)	100% of the options in this grant were exercisable on March 15, 2007 and 25% of the options in this grant were vested as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

(10)	100% of the options in this grant were exercisable on April 27, 2005 and 25% of the options in this grant were vested as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

(11)	100% of the options in this grant were exercisable on February 28, 2006 and 25% of the options in this grant were vested as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

(12)	100% of the options in this grant were exercisable on March 15, 2007 and 25% of the options in this grant were vested as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

(13)	100% of the options in this grant were exercisable on March 18, 2001 and 100% of the options in this grant were vested as of February 1, 2005.

(14)	100% of the options in this grant were exercisable on August 1, 2003 and 100% of the options in this grant were vested as of January 1, 2007.

(15)	100% of the options in this grant were exercisable on February 6, 2004 and 60% of the options in this grant vest monthly until the third anniversary of the vesting start date and the remaining vest monthly until fully vested on the fourth anniversary of the vesting start date.

(16)	100% of the options in this grant were exercisable on April 27, 2005 and 25% of the options in thia grant were vested as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

(17)	100% of the options in this grant were exercisable on February 28, 2006 and 25% of the options in this grant were vested as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

(18)	100% of the options in this grant were exercisable on March 15, 2007 and 25% of the options in this grant were vested as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

(19)	100% of the options in this grant were exercisable on February 6, 2004 and 60% of the options in this grant vest monthly until the third anniversary of the vesting start date and the remaining vest monthly until fully vested on the fourth anniversary of the vesting start date.

(20)	100% of the options in this grant were exercisable on April 27, 2005 and 25% of the options in this grant were vested as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

(21)	100% of the options in this grant were exercisable on February 28, 2006 and 25% of the options in this grant were vested as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

(22)	100% of the options in this grant were exercisable on March 15, 2007 and 25% of the options in this grant were vested as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

(23)	100% of the options in this grant were exercisable on November 3, 2006 and 25% of the options in this grant vest as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

(24)	100% of the options in this grant were exercisable on March 15, 2007 and 25% of the options in this grant were vested as of the first anniversary of the vesting start date and the remaining vest yearly until fully vested on the fourth anniversary of the vesting start date.

Option Exercises and Stock Vested

None of our NEOs exercised options during 2007 or hold shares of stock that vested during 2007.

Pension Benefits

None of our NEOs participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us at December 31, 2007 and, as a result, there is not a pension benefits table included in the Proxy Statement.

Non-qualified Deferred Compensation

None of our NEOs participate in or have account balances in non-qualified defined contribution plans maintained by us at December 31, 2007 and, as a result, there is not a non-qualified deferred compensation table included in this Proxy Statement.

Potential Payments Upon Termination or Change-in-Control

Pursuant to stock option agreements between us and each of our named executive officers, unvested stock options awarded under our 2000 Option Plan shall become accelerated by a period of one year upon the consummation of an acquisition of athenahealth. For purposes of these agreements, an acquisition is defined as: (i) the sale of athenahealth by merger in which its stockholders in their capacity as such no longer own a majority of the outstanding equity securities of athenahealth; (ii) any sale of all or substantially all of the assets or capital stock of athenahealth; or (iii) any other acquisition of the business of athenahealth, as determined by our Board of Directors.

The tables below reflect the acceleration of options outstanding as of December 31, 2007, for each of our named executive officers, upon the consummation of any such acquisition.

		Value Upon
	Number of	Consummation of
Name	Securities(1)	Acquisition(2)

Jonathan Bush	104,328	$3,841,357
Carl B. Byers	5,694	209,653
Todd Y. Park	22,102	813,796
Christopher E. Nolin	8,352	307,521
James M. MacDonald	85,375	3,143,508

(1)	Reflects one year acceleration of vesting as of December 31, 2007, assuming consummation of an acquisition on such date.

(2)	The market value of the unvested option shares, based on the last reported sale price of our common stock, $36.82 per share, on the NASDAQ Global Market on December 31, 2007.

Limitation of Liability and Indemnification Agreements

As permitted by the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and by-laws that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our by-laws provide that:

•	we will indemnify our directors, officers and, in the discretion of our Board of Directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

•	we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our Board of Directors, to our officers and certain employees, in connection with legal proceedings, subject to limited exceptions.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements provide that we will indemnify each of our directors and executive officers to the fullest extent permitted by law and advance expenses, including attorneys’ fees, to each indemnified director or executive officer in connection with any proceeding in which indemnification is available.

We also maintain general liability insurance which covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RELATED PERSON TRANSACTIONS

Policies for Approval of Related Person Transactions

Our Board of Directors reviews and approves transactions with directors, officers and holders of five percent or more of our voting securities and their affiliates, or each, a related party. Such transactions must be approved by our audit committee or another group of directors as authorized by our Board of Directors.

Transactions with Management

Based on a review of the transactions between athena and its directors and officers, their immediate family members, and their affiliated entities, the Company has determined that, since the beginning of 2007, it was not a party to any transaction in which any of our directors, executive officers or greater than five percent stockholders, or any of their immediate family members or affiliates, have a direct or indirect material interest.

10b5-1 Trading Plans

Our insider trading policy permits our officers, directors and certain other persons to enter into trading plans complying with Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. We have been advised that a number of our employees, including members of our senior management team, have entered into trading plans in accordance with Rule 10b5-1 and our policy governing transactions in our securities. We undertake no obligation to update or revise the information provided herein, including for revision or termination of an established trading plan.

As of April 25, 2008, the following executive officers have advised the Company that they have 10b5-1 trading plans in place: Jonathan Bush (who also serves as a director of the Company), Carl B. Byers, Nancy G. Brown, Robert M. Hueber and Christopher E. Nolin. Director and Chief Athenista, Todd Y. Park, has advised the Company that he has a 10b5-1 trading plan. Certain other employees of the Company have also implemented 10b5-1 trading plans.

Investment

On April 4, 2008, the Company invested $250,000 in a newly formed company. Our directors, Todd Park and Bryan Roberts, are also members of the board of directors of this new corporation. Mr. Park invested $416,667 and venture funds affiliated with Venrock Associates, a beneficial owner of more than 5% of our voting securities, invested $333,333 in the new corporation as well.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2007, the Company believes that all Reporting Persons complied with all applicable reporting requirements, with the exception of one Form 4 which was not timely filed on behalf of Mr. King-Shaw, Jr. in September of 2007 with respect to transactions that were exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

TRANSACTION OF OTHER BUSINESS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

INCORPORATION BY REFERENCE

The sections of this proxy statement entitled “Audit Committee Report” and “Compensation Committee Report” do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate them by reference therein.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice Regarding Availability of Proxy Materials, proxy statement and annual report on Form 10-K for the year ended December 31, 2007 may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of any of these documents to you if you call or write us at the following address or telephone number: 311 Arsenal St., Watertown, Massachusetts 02472, Attention: Secretary; (617) 402-1000. If you want to receive separate copies of the Notice Regarding Availability of Proxy Materials, proxy statement or annual report on Form 10-K in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

By Order of the Board of Directors,

Jonathan Bush
Chairman of the Board of Directors, President
and Chief Executive Officer

April 25, 2008

DIRECTIONS

From the Mass Pike going West:

•	Take the Pike to Exit 17 and follow the signs towards “Watertown”. This is Galen Street.

•	Follow Galen Street until you come to a 5-way intersection and take a sharp right onto Charles River Road.

•	At the next traffic light, cross North Beacon St. and enter the Arsenal on the Charles campus. 400 North Beacon is the first brick building on your right. You can either enter our parking lot and park in “athenahealth, Inc. for Visitors only” parking space or in the parking garage at the end of the lot.

From the Mass Pike going East:

•	Take the Mass Pike Exit 17 (Newton/Watertown).

•	Turn LEFT back over the Mass Pike and then continue straight toward Galen Street (to Watertown Square).

•	Follow Galen Street until you come to a 5-way intersection and take a sharp right onto Charles River Road.

•	At the next traffic light, cross North Beacon St. and enter the Arsenal on the Charles campus. 400 North Beacon is the first brick building on your right. You can either enter our parking lot and park in “athenahealth, Inc. for Visitors only” parking space or in the parking garage at the end of the lot.

ATHENAHEALTH, INC.
c/o 311 Arsenal Street
Watertown, MA 02472
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Christopher E. Nolin and Carl B. Byers as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of athenahealth, Inc. held of record by the undersigned on April 14, 2008, at the Annual Meeting of Stockholders to be held at the Company’s headquarters located at 400 North Beacon Street, Watertown, MA 02472, on June 12, 2008, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
athenahealth, Inc.
to be held on June 12, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
- or -
TELEPHONE- Call toll-free 1-800-PROXIES (1-800-776-9437)in the United States or 1-718-921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call.
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
- OR -
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www. voteproxy.com up untill 11:59 PM Eastern Time on June 11, 2008.
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â
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THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSAL BELLOW: PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:						FOR	AGAINST	ABSTAIN
	To Serve as Class I Directors with Terms Expiring at the 2011 Annual Meeting				2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year 2008.	☐	☐	☐
☐		NOMINEES:
	FOR ALL NOMINEES	¡	Jonathan Bush
		¡	Brandon H. Hull
		¡	Bryan E. Roberts
☐ ☐	WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)				3.	In their discretion, to transact upon such business as may properly come before the 2008 Annual Meeting or any adjournment or postponement thereof.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you with to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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